   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2001

                                                      REGISTRATION NO. 333-94477
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                   FORM SB-2
                                AMENDMENT NO. 6
                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------
                      DIVERSIFIED SECURITY SOLUTIONS, INC.
                        FORMERLY KNOWN AS INTEGCOM CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

              DELAWARE                               421600                              22-3690168
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYEE
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                           JAMES E. HENRY, PRESIDENT
                      DIVERSIFIED SECURITY SOLUTIONS, INC.
                               280 MIDLAND AVENUE
                         SADDLE BROOK, NEW JERSEY 07663
                                 (201) 794-6500
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE AND AGENT AND
                     TELEPHONE NUMBER INCLUDING AREA CODE)
                              -------------------

               PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
          ARNOLD N. BRESSLER, ESQ.                 ANDREW FRIEDMAN, ESQ.
            DIANE PHILLIPS, ESQ.                    ANDREW SHERMAN, ESQ.
  MILBERG WEISS BERSHAD HYNES & LERACH LLP        MCDERMOTT, WILL & EMERY
           ONE PENNSYLVANIA PLAZA               600 THIRTEENTH STREET, N.W.
             NEW YORK, NY 10119                    WASHINGTON, D.C. 20005
        TELEPHONE NO. (212) 594-5300            TELEPHONE NO. (202) 756-8610
           FAX NO. (212) 868-1229                  FAX NO. (202) 756-8087

                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED MAXIMUM
                                                              PROPOSED MAXIMUM     AGGREGATE         AMOUNT OF
           TITLE OF EACH CLASS OF              AMOUNT TO BE   OFFERING PRICE       OFFERING         REGISTRATION
         SECURITIES TO BE REGISTERED           REGISTERED(2)  PER SECURITY(1)      PRICE(1)            FEE(1)
Common Stock, $.01 par value.................   1,725,000          $7.00           $12,075,000         $3,018.75
Underwriter's Warrants(3)....................     150,000          $.001           $    150.00               (4)
Common Stock Underlying Underwriter's
  Warrants...................................     150,000          $9.10           $ 1,365,000         $  341.25
Total Registration Fee.......................                                                          $3,360.00(5)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(2) Includes 225,000 shares which the underwriter has the option to purchase to cover over-allotments, if any.

(3) Represents warrants to be issued to the Underwriter. Pursuant to Rule 416, there is also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions set forth in the Underwriter's Warrants.

(4) None pursuant to Section 457(g).

(5) On January 12, 2000, upon the initial filing of this registration statement, the registrant paid a fee of $5,799 and, therefore, a filing fee is not due.

                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION DATED NOVEMBER 13, 2001


PRELIMINARY PROSPECTUS

                                     [LOGO]

                      DIVERSIFIED SECURITY SOLUTIONS, INC.

                        1,500,000 SHARES OF COMMON STOCK
                              $[      ] PER SHARE
                              -------------------

    Diversified Security Solutions, Inc. is offering 1,500,000 shares of our common stock.

    This is our initial public offering and there currently is no public market for our common stock. Our common stock has been approved for listing on the American Stock Exchange under the symbol 'DVS'.

                              -------------------

    THIS INVESTMENT INVOLVES RISKS WHICH ARE DESCRIBED IN THE 'RISK FACTORS' SECTION BEGINNING ON PAGE 9.

                              -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY
  HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY
    OR ADEQUACY OF THIS PROSPECTUS. ANY    REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              OFFERING INFORMATION

                                                                 PER SHARE               TOTAL
Public offering price.....................................
Underwriting discounts and commissions....................
Proceeds to the Company...................................                                      (1)

    We have granted the underwriter a 30-day option to purchase up to an additional 225,000 shares of common stock at the initial public offering price, minus the underwriting discount, to cover over-allotments. The underwriter is offering the shares on a firm commitment basis. The underwriter expects to
deliver the shares of common stock to purchasers on           , 2001.
---------
(1) Before deducting expenses of this offering.

                           GUNNALLEN FINANCIAL, INC.

                              -------------------

                THE DATE OF THIS PROSPECTUS IS           , 2001

                                [COLOR ARTWORK]

                               TABLE OF CONTENTS


                                                                  PAGE
                                                                  ----
Prospectus Summary..........................................        4
Summary Financial Data......................................        8
Risk Factors................................................        9
Use of Proceeds.............................................       13
Dividend Policy.............................................       14
Capitalization..............................................       15
Dilution....................................................       16
Selected Financial Information..............................       17
Cautionary Note Regarding Forward-looking Statements........       18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................       18
Business....................................................       21
Management..................................................       28
Certain Transactions........................................       35
Principal Stockholders......................................       35
Description of Securities...................................       37
Shares Eligible for Future Sale.............................       38
Underwriting................................................       39
Legal Matters...............................................       41
Experts.....................................................       41
How to Get More Information.................................       41
Change in Accountants.......................................       42
Index to Consolidated Financial Statements..................      F-1
Independent Auditors' Report................................      F-2
Consolidated Balance Sheets.................................      F-3
Consolidated Statements of Operations and Retained
  Earnings..................................................      F-4
Consolidated Statements of Cash Flows.......................      F-5
Notes to Consolidated Financial Statements..................  F-6 - F-18

                               PROSPECTUS SUMMARY


    This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of purchasing our securities discussed under 'Risk Factors' and the consolidated financial statements and the notes to those statements. References to the terms 'we,' 'our,' or 'us,' refer to Diversified Security Solutions, Inc., formerly known as InTegCom Corp., and its subsidiaries.


OUR BUSINESS

    We are a single source provider of diversified technology-based integrated security solutions for commercial enterprises and governmental agencies. Our two operating divisions are Integration and Manufacturing which focus on the electronic security segment of the security industry. We provide services, which include:

     consulting and planning;

     engineering and design;


     systems integration; and


     maintenance and technical support.


    As a security integrator, we design, customize, install, connect and maintain closed circuit television (CCTV) and access control systems for customers in the private and public sectors under the tradenames, HBE and Henry Bros. Electronics. Either together or on a stand-alone basis, these systems detect and deter crime, prevent unauthorized entry and record evidence of infractions or accidents. They are also an effective tool in improving building and facility management. As part of an access control system, we may also install, maintain and monitor intrusion alarms and monitor alarms for building maintenance systems and fire alarm systems.



    In 2001, we were ranked No. 25 in the 6th annual Top Systems Integrators Report published by Security Distributing and Marketing magazine (SDM). In 2000, we were ranked No. 40 in SDM's 5th annual Top Systems Integrators Reports. SDM ranks the top 100 largest firms selling CCTV, access control and integrated security systems.


    We also manufacture, develop and assemble various security related products, which we use in our own installations and for sales to other integrators under the trade name Viscom Products.


    We have recently developed mobile applications for our CCTV and digital video recorder products. We currently plan to develop products for use on armored cars, police vehicles and taxis.



    We have provided services to the following markets:


     transit authorities;

     airports;

     universities;

     office buildings;

     hospitals;

     brokerage firms;


     airlines; and


     utilities.

    We provide our products and services to customers in the public and private sectors through direct sales to end-users and through subcontracting arrangements. Our customers and end-users include:



                                                                    PERCENT OF
                                                                   OUR REVENUES
                                                       ------------------------------------
                                                        YEAR ENDED        NINE MONTHS ENDED
                                                       DECEMBER 31,         SEPTEMBER 30,
                                                           2000                 2001
                                                           ----                 ----
 New York City Transit...............................        34                    3
 Motorola............................................        12                   --
 Silverstein Properties..............................         5                   24
 Port Authority of New York & New Jersey.............         2                    5
 Army and Air Force Exchange Services................         2                    4
 Denver RTD..........................................        25                   --
 San Francisco Muni..................................        --                    7
 Westchester County Correctional.....................        --                    6
 Lehrer Bovis........................................        --                   10
 Netversant Solutions................................        --                    5
 Equinix Corp........................................        15                    3
 UT-South Western Medical............................        --                    3
 Network Associates..................................        --                    3



    Although Silverstein Properties (the lessee of the World Trade Center, including the Twin Towers) is a customer of ours, our World Trade Center related sales for the nine months ended September 30, 2001 accounted for approximately 1.3% of our aggregate revenues.


OUR INDUSTRY


    According to the Security Industry Association, the $100 billion global security industry comprises manufacturers of security products ($30 billion) and providers of specialized security services ($70 billion). Key industry drivers include a growing public concern about crime, fear of terrorism, expanding global reach of U.S. corporations into less stable geographic regions and increasing economic losses from crime/fraud.


    The security industry is highly fragmented and consists of a broad array of equipment manufacturers and distributors, consultants and engineers and systems integrators, most of which provide only a portion of the services required to deliver an integrated security solution. We believe that as a single source provider of security solutions we can expedite project completion and reduce our clients' manpower requirements and aggregate business project costs. In addition, we have the flexibility to respond to our clients' particular needs, whether the client requires only one of the services offered by us, various services on an ongoing basis, or a comprehensive turnkey security solution using all of our areas of expertise.

    Our objective is to become a leading provider of diversified, high value-added technology-based security solutions for medium and large commercial and government facilities in the United States and around the world. Our strategy focuses on developing and maintaining long-term client relationships.

OUR GROWTH STRATEGY

    Key elements of our growth strategy include:

     enhancing our Mobile Digital Video Recorder (MDVR) for applications in new market segments;

     expanding our marketing program;

     expanding our dealer network;

     expanding our corporate infrastructure;

     establishing offices in new geographic areas;


     acquiring other security systems integrators in new regions;

     continuing to develop or acquire advanced and emerging technologies and products and maintaining a high level of technological sophistication;

     continuing to expand our client base in targeted industries;


     enhancing our ability to pursue bidding opportunities on larger projects;
     and


     continuing to focus on providing high-value-added services.


    Our management considers our forty-five year relationship with Motorola to be one of our most important assets. We sell to Motorola and its authorized service shops closed circuit television devices that we distribute or manufacture; we support Motorola, its divisions and authorized service shops with integration, consulting and maintenance services.


OUR OFFICES


    Our headquarters are located at 280 Midland Avenue, Saddle Brook, New Jersey, 07663; our telephone number is (201) 794-6500. We also maintain an office for systems integration in Grand Prairie, Texas near the Dallas -- Ft. Worth Airport.


CORPORATE BACKGROUND


    We were incorporated in Delaware on November 18, 1999 as InTegCom Corp., our prior name. That month, James E. Henry and Irvin Witcosky received shares of our common stock in exchange for all of their shares of three corporations they owned, HBE Acquisition Corp. (HAC), Viscom Products, Inc. (VPI), and HBE Central Management, Inc. (HCM). These entities became our wholly-owned operating subsidiaries. Messrs. Henry and Witcosky had formed HAC in 1989, VPI in 1990, and HCM in 1991, to own and operate assets acquired from certain third parties.

THE OFFERING


Common stock offered by us..............  1,500,000 shares
Common stock to be outstanding after
  this offering.........................  4,500,000 shares. This does not include:
                                            150,000 shares reserved for issuance upon exercise
                                            of the underwriter's warrants;
                                            500,000 shares reserved for issuance upon exercise
                                            of options eligible for grant under our incentive
                                            stock option plan, of which 75,000 have been
                                            granted; and
                                            225,000 shares reserved for issuance in this
                                            offering to cover over-allotments, if any, by the
                                            underwriter.
We currently intend to use the net
  proceeds of this offering to:.........  expand our dealer network (9.2%);
                                            open sales and service offices in targeted regions
                                            (9.2%);
                                            acquire other systems integrators and related
                                            businesses (12.3%);
                                            hire additional management and marketing personnel
                                            (11.1%);
                                            research and development (10.8%);
                                            repay debt (12.3%);
                                            sales and marketing (12.3%); and
                                            working capital and general corporate purposes
                                            (22.8%).
Risk factors............................  Investing in our common stock involves a high degree of risk and immediate and substantial dilution. See
                                            'Risk Factors' beginning on page 9.



    We applied for quotation of our common stock on the American Stock Exchange (the 'AMEX'). We have been approved for listing on the AMEX under the symbol 'DVS' pursuant to an exception granted by the AMEX Committee on Securities (the 'AMEX Committee'). The AMEX Committee determined that pursuant to Section 101 of the AMEX Company Guide, we substantially complied with the applicable listing eligibility guidelines notwithstanding the fact that we did not fully meet the pre-tax income guideline of $750,000 in our last fiscal year or in two of our last three fiscal years.

                             SUMMARY FINANCIAL DATA

    You should read the following summary financial data together with the section in this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our financial statements and notes included elsewhere.


                                                                                          NINE MONTHS
                                                     YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                    --------------------------     --------------------------
                                                       1999           2000            2000            2001
                                                       ----           ----            ----            ----
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA

Sales.............................................  $7,556,855     $14,311,835     $10,474,102     $8,350,863

Cost of goods sold................................   5,255,303       9,869,566       7,410,063      5,133,687
                                                         69.54%          68.96%          70.75%        61.47%

Gross profit......................................   2,301,552       4,442,269       3,064,039      3,217,176
                                                         30.46%          31.04%          29.25%        38.53%

Selling, general and administrative...............   1,863,447       3,729,916       2,508,629      2,773,743
                                                         24.66%          26.06%          23.95%        33.22%

Operating income..................................     438,105         712,353         555,410        443,433
                                                          5.80%           4.98%           5.30%         5.31%

Interest..........................................     122,340         267,455         149,853        154,113
                                                          1.62%           1.87%           1.43%         1.85%

Nonrecurring IPO costs............................      --             556,740         485,590         --
                                                                          3.89%           4.64%

Income (Loss) before taxes........................     315,765       (111,842)        (80,033)        289,320

Income tax (Credit)...............................     134,909        (51,045)          14,769        116,528

Net Income (Loss).................................  $  180,856     $  (60,797)     $  (94,802)     $  172,792
                                                          2.39%          (0.42%)         (0.91%)        2.07%

Retained earnings beginning.......................     456,447         637,303         637,303        576,506

Retained earnings end.............................  $  637,303     $   576,506     $   542,501     $  749,298

Basic and diluted earnings (loss) per share.......  $     0.06     $    (0.02)     $    (0.03)     $     0.06


    The pro forma balance sheet data below as of September 30, 2001 has been adjusted to reflect the sale of common stock offered in this prospectus at an assumed public offering price of $6.50 per share.


                                                              AS OF SEPTEMBER 30, 2001
                                                              -------------------------
                                                               HISTORIC      PRO FORMA
                                                               --------      ---------
                                                              (UNAUDITED)
BALANCE SHEET DATA
   Total working capital....................................  $4,021,042    $10,152,742
   Total assets.............................................   7,096,012     13,227,712
   Total liabilities........................................   6,098,956      5,098,956
   Total stockholder's equity...............................     997,056      9,128,756

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before investing in our securities.

RISKS RELATING TO OUR BUSINESS

WE MAY NOT BE ABLE TO DEVELOP OR ACQUIRE NEW TECHNOLOGICAL SOLUTIONS NECESSARY FOR OUR CUSTOMERS' REQUIREMENTS


    Our success depends on acquiring or developing new technology to satisfy our customers' needs. Any failure or delay to deliver these advances on our part could have a negative impact on our business.


WE ARE CURRENTLY DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES


    In the year ended December 31, 1998, New York City Transit represented 34% of our revenues, Motorola represented about 14% and Silverstein Properties represented 8%. In 1999, New York City Transit accounted for about 32% of our revenues, Motorola nearly 5% and Silverstein Properties 8%. In 2000, New York City Transit accounted for 34%, Motorola 12% and Silverstein Properties 5% of our revenues. In the nine months ended September 30, 2001, Silverstein Properties accounted for 24% of our revenues, Motorola 0% and New York City Transit 3%. The loss of or diminution of business from any of these customers could have a material adverse effect on our business, financial condition and results of operations.


ALL OF OUR ORDERS AND CONTRACTS MAY BE CANCELLED SO THERE IS A RISK THAT OUR BACKLOG MAY NOT BE FULFILLED


    All of our orders and contracts are subject to cancellation by our customers at any time so we cannot be certain that our backlog will be fulfilled.


WE ARE DEPENDENT ON A FEW VENDORS, AND WE RELY ON TIMELY DELIVERIES OF EQUIPMENT FROM ALL OUTSIDE SOURCES


    There are a few vendors from whom we obtain devices and software for specific access control and imaging, remote transmission, smart key and mobile applications. The loss of any one of these companies as suppliers could have a material adverse impact on our business, financial condition and results of operations if we are unable to develop or acquire new technologies from other sources. While we believe alternative vendors are available, we have not yet identified them.



    Timely vendor deliveries of equipment meeting our stringent quality-control standards from all suppliers are also important to our business because each installed system requires a variety of elements to be fully functioning. The failure to deliver any critical device or component, when needed, in operating condition, can delay a project, trigger vendor penalties, halt progress payments or result in cancellation of a contract or order.


WE EXPERIENCE INTENSE COMPETITION FOR BUSINESS FROM A VARIETY OF SOURCES AND MAY BE COMPELLED ON GOVERNMENT PROJECTS TO ENGAGE IN COMPETITIVE BIDDING OR AFFIRMATIVE ACTION PROGRAMS WITH MINORITY CONTRACTORS


    In systems integration, we compete for new business with large construction firms, electrical contractors, consultants in the security business and other systems integrators. In our manufacturing operations, we compete with numerous manufacturers such as -- Vicon, Sensormatic, Pelco and Phillips. Many of our competitors are much larger than we are and have greater resources.



    Pursuit of government business typically involves competitive bidding under an exacting set of varied rules, where the low bidder is generally awarded the contract. Such business often involves lower profit margins than is the case with commercial business. A winning bidder may also be compelled to subcontract to or hire minority enterprises for security projects to satisfy public requirements of affirmative action programs. In that event, we may encounter difficulties finding technologically qualified subcontractors that comply with these requirements.



WE MAY NOT BE ABLE TO INCREASE OUR BONDING


    Even with the proceeds from this offering, we may not be able to increase our bonding and, therefore, we may not be able to pursue larger projects as a primary contractor.

WE RELY ON ONLY A FEW KEY EXECUTIVES


    James E. Henry, Irvin F. Witcosky and Louis Massad, our three top executives, are vital to our business operations. The loss of any one of them could have a material adverse impact on our business, financial condition or results of operations. See 'Management -- Employment Agreements.'


OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN HIGHLY SKILLED PERSONNEL


    Competition for highly skilled employees is intense in our industry. The design and manufacture of our equipment and the installation of our systems require substantial technical capabilities in many disparate disciplines from mechanics and computer science to electronics and advanced software. Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. If we are unable to hire and retain skilled personnel, our growth may be restricted, the quality of our products and services diminished and our revenues and the value of your investment reduced. We may be unable to retain our skilled employees or attract, assimilate and retain other highly skilled employees in the future.



WE HAVE NOT BEEN CONSISTENTLY PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE



    For the years ended December 31, 1999 and 2000 our sales were $7,556,855 and $14,311,835, respectively, and our net income (loss) was $180,856 and $(60,797) (after adjusting for a one time charge of $556,740), respectively. For the nine months ended September 30, 2000 and 2001 our sales were $10,474,102 and $8,350,863, respectively. Our net income (loss) for the nine months ended September 30, 2000 and 2001 was $(94,802) and $172,192, respectively. Our profitability has not been continuous and we cannot assure you that we will be profitable in the future.


FLUCTUATIONS IN QUARTERLY RESULTS

    Our quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, including the timing and nature of projects from which revenues are recognized during any particular quarter. Such fluctuations may contribute to the volatility in the market price for our common stock.

ECONOMIC DOWNTURNS OR RECESSIONS MAY DAMPEN THE DEMAND FOR OUR SECURITY SYSTEMS


    Our experience indicates that during economic declines, some decisions to implement security programs and install systems are deferred or cancelled. In other cases, customers may increase their purchases of security systems because they fear more inventory shrinkage and theft will occur due to peoples' increasing economic need. We are not able to predict whether an economic slowdown will have a negative overall effect on our business, financial condition and results of operations, or the extent of any such impact.


LENGTHY SALES CYCLE

    The sale of our products frequently involves a substantial commitment of resources to evaluate a potential project and prepare a proposal. In addition, approval of proposals often involves a lengthy process due to clients' internal procedures and capital expenditure approval processes. Accordingly, the sales cycle associated with our products is typically lengthy and subject to certain risks that are beyond our control, including risks relating to clients' budgetary constraints and internal priorities and procedures.


IF WE DO NOT DEVELOP A SUFFICIENT SALES AND MARKETING FORCE, WE MAY NOT BE ABLE TO INCREASE OUR REVENUES OR IMPROVE OUR PROFITABILITY



    Currently, we engage in limited marketing activities, conducted primarily by our senior management. We have obtained leads for new business mainly through recommendations from existing clients and general word of mouth rather than extensive marketing and sales campaigns. After the completion of this offering, we intend to hire an in-house sales and marketing staff. Our inability to develop an effective sales and marketing group could have a negative effect on our planned growth and profitability.


WE MAY NOT BE ABLE TO SUCCESSFULLY MAKE ACQUISITIONS OR FORM JOINT VENTURES AS A MEANS OF FOSTERING OUR GROWTH


    Part of our growth strategy involves acquisitions or joint ventures with other system integrators. We may not be successful in identifying suitable candidates for acquisitions or joint ventures or in consummating transactions with them.



    If we make an acquisition of a company or form a joint venture, we could have difficulty assimilating the acquired company's operations and personnel or working with the joint venturer. These difficulties could disrupt our ongoing business, distract our management and employees, and increase our expenses and charges and thus could have a material adverse impact on our business, financial condition and results of operations.



WE HAVE NO PATENTS, PATENTS PENDING OR COPYRIGHTS, AND WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS



    Although we are evaluating whether to file a patent application for our MDVR, we currently have no patents, patents pending or copyrights, but we regard our trade secrets and similar intellectual property as important to our success. Periodically, we help other manufacturers design products for our customers. However, our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. If we are unable to safeguard our intellectual property rights, our business, results of operations and financial condition could be materially harmed. Third parties may bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. Third parties may also claim that we have misappropriated their technology or otherwise infringed on their proprietary rights. At present, we are not aware of any such claims. Any claims of infringement, with or without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into expensive royalty or licensing arrangements or prevent us from using important technologies or methods. These eventualities, together or alone, could damage our business, financial condition and results of operations.


CONTINUING NEED FOR ADDITIONAL FINANCING


    We believe that the proceeds from this offering together with anticipated cash flows from operations will be sufficient to satisfy our working capital requirements for 36 months after this offering. We plan to incur substantial costs over the near-term in connection with our expansion plans. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:


     changes in operating plans;

     acceleration of our expansion plans;

     lower than anticipated sales;

     increased costs of expansion, including construction costs;

     increased operating costs; and
     potential acquisitions.

Additional financing may not be available on commercially reasonable terms, if at all.

RISKS RELATING TO THIS OFFERING


OUR MANAGEMENT WILL CONTROL APPROXIMATELY 66% OF OUR COMMON STOCK AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS



    The interests of management could conflict with the interests of our other stockholders. After this offering, Mr. Henry, Mr. Witcosky and Mr. Massad will beneficially own a total of approximately 66% of our outstanding common stock, without taking into account exercise of the underwriter's over-allotment option. Accordingly, if they act together, they will have the power to control the election of all of our directors and other issues for which the approval of our shareholders is required. If you purchase shares of our common stock, you may have no effective voice in our management.


WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN


    Our management has broad discretion to use the proceeds from this offering. The failure of our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and could cause the price of our common stock to decline.


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION


    You will experience an immediate and substantial dilution of $4.52 per share in the net tangible book value per share of common stock from the initial public offering price, based on an initial public offering price of $6.50 per share, representing the mid point of the filing range. You may also experience dilution if stock options to purchase our shares are exercised. Accordingly, existing shareholders will benefit disproportionately from this offering. If we raise additional capital through the sale of equity, including preferred stock or convertible securities, your percentage of ownership will be diluted.


UNLESS A PUBLIC MARKET DEVELOPS FOR OUR SECURITIES, YOU MAY NOT BE ABLE TO SELL YOUR SHARES


    Prior to this offering, there has been no public market for our common stock. Although our common stock will be listed on the AMEX, an active trading market may not develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities. In addition, even if our common stock is listed and traded initially on the AMEX, we may fail to maintain certain minimum standards for continued listing. In such event, our common stock may be delisted and the price will no longer be quoted. This may make it extremely difficult to sell or trade our common stock. The initial public offering price has been determined between us and the underwriter of the offering. Please see 'Underwriting' for a discussion of the factors considered in determining the initial public offering price.



OUR STOCK PRICE MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO RESELL YOUR SHARES AT ATTRACTIVE PRICES


    The market price of our common stock may be highly volatile. The market prices of securities of other technologically oriented companies of similar size have been extremely volatile. Factors that could cause volatility in our stock price include:

     fluctuations in our quarterly operating results;

     changes in the market valuations of other security or technology companies and stock market prices and volume fluctuations generally;

     economic conditions specific to the security industry;

     announcements by us or our competitors relating to new services or technologies, significant acquisitions, strategic relationships, joint ventures or capital commitments;

     applicable regulatory developments; and

     additions or departures of our key personnel.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds of approximately $8,132,000 from the sale of the securities in this offering, based upon an initial public offering price of $6.50 per share. If the underwriter exercises its over-allotment option in full, we will receive net proceeds of approximately $9,448,000. These amounts are derived after deducting estimated underwriting discounts, commissions, fees and expenses of approximately $1,618,000 ($1,864,250, if the over-allotment option is exercised in full), payable by us. We currently intend to utilize the net proceeds of this offering substantially as follows:



                                                                           PERCENT
                                                                AMOUNT       (%)
                                                                ------       ---
Sales and marketing.........................................  $1,000,000    12.3%
Expand our dealer network...................................     750,000     9.2
Open additional sales and service offices...................     750,000     9.2
Acquire other systems integrators and related businesses....   1,000,000    12.3
Hire management and marketing personnel.....................     900,000    11.1
Research and development....................................     875,000    10.8
Repay debt..................................................   1,000,000    12.3
Working capital and general corporate purposes..............   1,857,000    22.8
                                                              ----------    ----
    Total...................................................  $8,132,000     100%
                                                              ----------    ----
                                                              ----------    ----



SALES AND MARKETING


    We intend to actively solicit new customers and business by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to solicit prospective customers.


EXPAND OUR DEALER NETWORK



    We intend to use a portion of the proceeds of the offering to identify experienced and qualified dealers and enroll them as distributors for our products and services.


OPEN ADDITIONAL SALES AND SERVICE OFFICES


    We intend to open new offices in selected areas of the United States. These locations have not been determined as of yet, but the primary factors in their selection will be the extent business prospects and qualified personnel are available. We believe that having a presence in specific geographic markets will enhance our ability to develop new or additional business.



ACQUIRE OTHER SYSTEMS INTEGRATORS AND RELATED BUSINESSES



    Although none have been identified, we will seek to acquire other systems integrators in the security industry and related businesses. We intend to target companies that are of smaller or similar size than we are in geographic areas other than our current locations in an effort to meet our customers' needs in those geographic areas.


HIRE MANAGEMENT AND MARKETING PERSONNEL


    We plan to hire additional management and marketing personnel in order to grow our business. Since we have not actively marketed our services and products in the past, it will be necessary to hire qualified personnel with marketing and sales experience in selling security or technical devices.


RESEARCH AND DEVELOPMENT


    Our research and development needs to be expanded so that we can maintain a competitive advantage. We cannot assure you that our competitors will not succeed in developing technologies, products and processes that are superior to ours or that render our products, processes and services obsolete. We cannot assure you that we will be able to identify, develop and offer products and services necessary to compete successfully in our marketplace.


REPAY DEBT

    We anticipate paying off $1,000,000 of our outstanding bank debt.

USE BALANCE FOR WORKING CAPITAL AND GENERAL CORPORATE PURPOSES


    We anticipate that our working capital needs will increase substantially as our business grows. Consequently, as we expand, we expect to utilize more funds to pay for, among other things, increased purchases from vendors, additional salaries and wages, professional fees and expenses and other operating costs.



    The increase in our equity and improvements in our balance sheet resulting from this offering should also enable us to increase our bonding capabilities in order to compete for larger projects. The anticipated uses of proceeds described above are estimates only and may be revised from time to time to meet our requirements. Based upon our management's judgments, we may re-allocate such amounts from time to time among these categories or to new categories if we believe this to be in our best interest. In the event that the underwriter's over-allotment option is exercised, we will realize additional net proceeds which will be added to working capital.



    Pending full utilization of the net proceeds of this offering, we intend to make temporary investments in United States government or federally insured securities. We believe that the net proceeds from this offering plus anticipated cash flows from operations will be adequate to satisfy our working capital requirements and sustain our operations for 36 months after this offering.


                                DIVIDEND POLICY

    We have never declared or paid any cash or stock dividends on our capital stock. We presently intend to reinvest earnings to fund the development and expansion of our business and hence do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                 CAPITALIZATION


    The following table sets forth our capitalization at September 30, 2001 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of the 1,500,000 shares of common stock in this offering and the initial application of the estimated net proceeds.



                                                                  SEPTEMBER 30, 2001
                                                              ---------------------------
                                                                ACTUAL          ADJUSTED
                                                                ------          --------
                                                              (UNAUDITED)
Indebtedness
    Short-term debt, due to bank and others, including
      current portion of long term debt.....................  $   43,870       $   43,870
    Long-term debt due to bank and third parties............   3,750,892        2,750,892
Stockholder's equity
    Preferred Stock, par value $.01 per share; 2,000,000
      shares authorized, none issued
    Common Stock, par value $.01 per share; 10,000,000
      shares authorized, 3,000,000 shares issued and
      outstanding; 4,500,000 as adjusted....................      30,000           45,000
    Additional paid-in capital..............................     243,800        8,360,500
    Deferred stock-based compensation.......................     (26,042)         (26,042)
    Retained earnings.......................................     749,298          749,298
                                                              ----------       ----------
        Total stockholders' equity..........................  $  997,056       $9,128,756
                                                              ----------       ----------
                                                              ----------       ----------


The above table includes our:


     bank debt in the aggregate of $2,204,834 with interest at the bank's prime rate, which will vary, plus 1/2% under a credit agreement dated September 8, 1999, as amended. Under this arrangement we may borrow up to $2,250,000 for working capital, up to $250,000 for equipment purchases and up to $1,500,000 for special projects. Repayment of the working capital line must be made by October 1, 2002 and repayment of the equipment line must be made in monthly installments starting July 1, 2002 and ending July 1, 2005. Interest payments on existing notes are due monthly. These notes are currently secured by all of our assets and are personally guaranteed by two of our top officers. Upon completion of this offering, we expect our bank to eliminate the security and guarantee arrangements.



     debt due to third parties in the aggregate amount of $78,620 under two promissory notes due December 1, 2003 bearing interest at 10% per year. This debt is personally guaranteed by Mr. Henry and Mr. Witcosky.





However, the above table does not include:



     up to 225,000 shares of common stock issuable upon the exercise of the underwriter's over-allotment option;



     500,000 shares of common stock reserved for issuance under our incentive stock option plan; and



     up to 150,000 shares of common stock issuable upon the exercise of the underwriter's warrants.

                                    DILUTION


    As of September 30, 2001, our net tangible book value was $792,000, or approximately $.26 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding.



    After giving effect to the sale of the 1,500,000 shares of common stock at $6.50 per share in this offering, and after deducting estimated underwriting discounts and offering expenses, our pro forma net tangible book value at September 30, 2001 would have been $8,923,000 or $1.98 per share of common stock. This represents an immediate increase in net tangible book value of $1.72 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $4.52 per share of common stock, or approximately 70%, to new investors.


    The following table illustrates this per share dilution:


Assumed initial public offering price per share of common
  stock.....................................................  $6.50
Net tangible book value per share prior to the offering.....  $ .26
Increase in net tangible book value per share attributable
  to the offering...........................................  $1.72
Pro forma net tangible book value per share after the
  offering..................................................  $1.98
Dilution of net tangible book value per share to investors
  in the offering...........................................  $4.52



    If the underwriter's over-allotment option is exercised in full, our pro forma as adjusted net tangible book value as of September 30, 2001 would have been approximately $10,240,000 or $2.17 per share of common stock after giving effect to the offering. This represents an immediate increase in net tangible book value of $1.91 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $4.33 per share of common stock, or approximately 67%, to new investors.



    The following table summarizes on a pro forma basis, as of September 30, 2001, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of our common stock and investors in this offering, assuming the sale of all 1,500,000 shares offered by this prospectus at the price indicated above. The calculations are based upon the total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses payable by us.



                                       SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                      -------------------   ---------------------     PRICE
                                       NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                       ------     -------     ------      -------   ---------
Existing stockholders...............  3,000,000     67%     $   274,000      3%       $ .09
New investors.......................  1,500,000      33       9,750,000      97        6.50
                                      ---------    ----     -----------    ----       -----
                                                                                      -----
    Total...........................  4,500,000    100%     $10,024,000    100%
                                      ---------    ----     -----------    ----
                                      ---------    ----     -----------    ----

                         SELECTED FINANCIAL INFORMATION


    The historical selected financial data as of December 31, 2000 and for the years ended December 31, 1999 and 2000 are derived from and should be read in conjunction with our audited financial statements and their notes included elsewhere in the prospectus. The historical selected financial data as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are derived from and should be read in conjunction with our unaudited financial statements and their notes included elsewhere in this prospectus. The data presented below should also be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations'.



    Shares of common stock outstanding have been restated to reflect the reverse stock split described in Note 6 to the accompanying financial statements.



                                                                              NINE MONTHS
                                        YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                                      ---------------------------     ---------------------------
                                         1999            2000            2000            2001
                                         ----            ----            ----            ----
                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Sales............................     $7,556,855      $14,311,835     $10,474,102     $8,350,863
Cost of goods sold...............      5,255,303        9,869,566       7,410,063      5,133,687
                                           69.54%           68.96%          70.75%         61.47%
Gross profit.....................      2,301,552        4,442,269       3,064,039      3,217,176
                                           30.46%           31.04%          29.25%         38.53%
Selling, general and
  administrative.................      1,863,447        3,729,916       2,508,629      2,773,743
                                           24.66%           26.06%          23.95%         33.22%
Operating income.................        438,105          712,353         555,410        443,433
                                            5.80%            4.98%           5.30%          5.31%
Interest.........................        122,340          267,455         149,853        154,113
                                            1.62%            1.87%           1.43%          1.85%
Nonrecurring IPO costs...........         --              556,740         485,590         --
                                                             3.89%           4.64%
Income (loss) before taxes.......        315,765         (111,842)        (80,033)       289,320
Income tax (credit)..............        134,909          (51,045)         14,769        116,528
Net income (loss)................     $  180,856      $   (60,797)    $   (94,802)    $  172,792
                                            2.39%           (0.42)%         (0.91)%         2.07%
Retained earnings beginning......        456,447          637,303         637,303        576,506
Retained earnings end............     $  637,303      $   576,506     $   542,501     $  749,298
Earnings (loss) per share........     $     0.06      $     (0.02)    $     (0.03)    $     0.06



                                          AS OF DECEMBER 31,              AS OF SEPTEMBER 30,
                                      ---------------------------     ---------------------------
                                         1999            2000            2000            2001
                                         ----            ----            ----            ----
                                                                              (UNAUDITED)
BALANCE SHEET DATA
Total working capital............     $1,900,153      $ 2,220,629     $ 3,233,157     $4,021,042
Total assets.....................      3,715,549        4,783,780       4,725,712      7,096,012
Total liabilities................      2,866,946        3,975,141       3,956,286      6,098,956
Stockholders' equity.............        848,603          808,639         769,426        997,056

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including 'may,' 'could,' 'would,' 'will,' 'anticipates,' 'expects, 'intends,' 'plans,' 'projects,' 'believes,' 'seeks,' 'estimates' and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in 'Risk Factors' and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus.


OVERVIEW


    In 1989, James E. Henry and Irvin Witcosky formed HBE Acquisition Corp.
(HAC). HAC began operations by acquiring certain assets from the Communications Group, Inc. (CGI). Prior to being sold to CGI in 1985, such assets had been owned by Henry Brothers Electronics, which was established in 1952. In 1990, Messrs. Henry and Witcosky formed Viscom Products, Inc. (VPI) to purchase assets and inventory of the former Motorola CCTV factory. In 1991, Messrs. Henry and Witcosky formed HBE Central Management, Inc. (HCM) to purchase the assets and accounts of a systems integrator and its central station monitoring system. In 1995, HAC purchased the assets of a systems integrator in Grand Prairie, Texas (near the Dallas-Ft. Worth Airport). In 1999, we exchanged shares of our common stock for all of the issued and outstanding shares of capital stock of HAC, VPI and HCM, resulting in HAC, VPI and HCM becoming our wholly-owned subsidiaries. On July 5, 2001, we changed our name from InTegCom Corp. to Diversified Security Solutions, Inc. HAC (t/a Henry Bros. Electronics or HBE) operates our systems integration business and provides overall administration for all of our subsidiaries. VPI supervises and controls the manufacturing and assembly of our closed circuit television equipment. HAC handles our alarm monitoring business.



    Our largest customer, New York City Transit, accounted for 34%, 32%, and 34% of our revenues in each of the fiscal years ended December 31, 2000, 1999 and 1998 respectively. We anticipate that New York City Transit will account for a significant portion of our future revenues. Five other customers each accounted for from 2% to 25% of our revenues during the same periods.


RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2001 TO NINE MONTHS ENDED SEPTEMBER 30, 2000

    Since our business tends to be seasonal, most of the jobs are usually processed by us in the latter half of the calendar year.


    Sales. Sales for the nine months ended September 30, 2001 totaled $8,350,863 representing a decrease of 20.3% or $2,123,239 from $10,474,102 for the nine months ended September 30, 2000. The decrease in revenues was primarily due to project delays attributable in part to the general economic downturn and, to a lesser extent, the events of September 11, 2001.



    Cost of Goods Sold. Cost of goods sold for the nine months ended September 30, 2001 decreased to $5,133,687, or 61.5% of revenues from $7,410,063, or 70.8%
of revenues, for the nine months ended September 30, 2000. This reduction was attributable to a different product mix and more efficient labor utilization.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 30, 2001 increased to $2,773,743 or 33.2% from $2,508,629 for the nine months ended September 30, 2000. Most of the increase resulted from increase in staffing and related costs to reposition us for potential growth and our public offering.



    Operating Income. Operating income for the nine months ended September 30, 2001 decreased to $443,433 from $555,410 for the nine months ended
September 30, 2000. As a percentage of sales, operating income remained the same at 5.3% for both periods.



    Interest Expense. Interest expense increased to $154,113, or 1.9% of sales, for the nine months ended September 30, 2001 from $149,853, or 1.4% of sales, for the nine months ended September 30, 2000. The $4,260 increase was primarily due to a higher level of borrowing due to additional operating costs associated with hiring more personnel in anticipation of future growth.



    Nonrecurring IPO Costs. Nonrecurring IPO costs from our previous attempt to go public in the amount of $485,590 were charged to operations in the nine months ended September 30, 2000.



    Net Income. Net Income for the nine months ended September 30, 2001 totaled $172,792, or 2.1% of sales as compared to a loss of ($94,802), or (.9%), of sales for the nine months ended September 30, 2000. The net loss for the nine months ended September 30, 2000 was caused by the nonrecurring IPO costs of $485,590 that were charged to operations. These results are not necessarily indicative of our year-end results for 2001. Without taking into effect the nonrecurring IPO costs of $485,590 for the nine months ended September 30, 2000, net income for the nine months ended September 30, 2001 would have decreased as compared to net income for the nine months ended September 30, 2000 as a result of a decrease in sales and increases in interest expense and selling, general and administrative expenses.


COMPARISON OF YEAR ENDED DECEMBER 31, 2000 TO YEAR ENDED DECEMBER 31, 1999


    Sales. Sales increased to $14,311,835 for the year ended December 31, 2000 from $7,556,855 for the year ended December 31, 1999. The increase of $6,754,980, or 89.4%, was derived principally from sales both to new customers and increased business from existing customers. Our sales to our existing customers comprised 60% of our revenues for the year ended December 31, 2000, and our sales to our new customers accounted for 40% of our revenues for the year ended December 31, 2000. Our five largest customers accounted for 66% of revenues for the year ended December 31, 2000 compared with 61% of revenues for the year ended December 31, 1999.



    Cost of Goods Sold. Cost of goods sold increased to $9,869,566, or 69.0% of revenues, for the year ended December 31, 2000 from $5,255,303, or 69.5% of revenues, for the year ended December 31, 1999. This increase was primarily due to normal yearly fluctuations in sales, costs and margins.



    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $3,729,916, or 26.1% of sales, for the year ended December 31, 2000, from $1,863,447, or 24.7% of sales, for the year ended December 31, 1999. Most of the increase resulted from an increase in management compensation and increased hiring in anticipation of future growth.


    Operating Income. Operating Income for the year ended December 31, 2000 increased to $712,353 from $438,105 for the twelve months ended December 31, 1999. As a percentage of sales, operating income decreased by 0.8% from 5.8% for the twelve months ended December 31, 1999 to 5.0% for the comparable period in 2000.


    Interest Expense. Interest expense increased to $267,455, or 1.9% of sales, for the year ended December 31, 2000 from $122,340, or 1.6% of sales, for the year ended December 31, 1999. Our borrowing pattern for both years was essentially the same.



    Nonrecurring IPO Costs. Nonrecurring IPO costs from our previous attempt to go public in the amount of $556,740 were charged to operations in the twelve months ended December 31, 2000.



    Net Income. For the year ended December 31, 2000, our net loss totaled ($60,797), or (.4%) of sales, as compared to net income of $180,856, or 2.4% of sales, for the year ended December 31, 1999. The principal cause of the loss for the year ended December 31, 2000 was the $556,740 of nonrecurring IPO costs charged to operations.

LIQUIDITY AND CAPITAL RESOURCES


    Since our inception, we have financed our operations through bank debt, loans and equity from our principals, loans from third parties and funds generated by our business. As of September 30, 2001, we had $322,313 in cash.



    Net Cash Used in Operating Activities. Net cash used in operating activities amounted to $1,704,513 for the nine months ended September 30, 2001 compared to $774,381 for the nine months ended September 30, 2000. The principal cause of the increase in cash used was an increase in accounts receivable of $2,143,075 and an increase of accounts payable, accrued expenses and income taxes of $234,298 offset by an increase in inventory of $106,422. Our operations for the year ended December 31, 2000 provided $338,306 in cash compared to $277,761 used in the year ended December 31, 1999. The principal components of the increase in cash provided by operations in the year ended December 31, 2000 were a loss of $60,797, depreciation and amortization of $190,986 and increase in payables and accruals of $753,506 offset by an increase in inventory of $558,977.



    Net Cash Used in Investing Activities. Net cash used in investing activities was $260,641 for the nine months ended September 30, 2001 compared to $147,751 for the nine months ended September 30, 2000. Net cash used in investing activities increased to $199,861 for the year ended December 31, 2000 from $171,785 for the year ended December 31, 1999. The increase was primarily attributed to additional purchases of new computer software and equipment related to the expansion of our business.



    Net Cash Provided From Financing Activities. Net cash provided from financing activities increased to $1,719,900 for the nine months ended September 30, 2001 compared to $1,345,729 for the nine months ended
September 30, 2000. The increase was principally caused by additional borrowings. Net cash provided by financing activities was $289,059 for the year ended December 31, 2000 compared to $392,838 for the year ended December 31, 1999.



    We have applied for a loan from the United States Small Business Administration in the amount of $1,500,000. If this loan is approved, we intend to use the proceeds from the loan for working capital and general corporate purposes. We have been informally advised by the Small Business Administration that our loan application has been approved to the extent of $759,000. The loan will have an 11 year term, be subordinated and bear interest at a rate of 4% per annum.



    Our capital requirements have grown substantially since our inception with the growth of our operations and staffing. We expect our capital requirements to continue to increase in the future as we seek to expand our operations. See the section in this prospectus entitled 'Use of Proceeds.'



    We adopted an incentive stock option plan on December 23, 1999. Under this plan, we have granted options covering 75,000 shares of our common stock to our employees at an exercise price equal to $5.625 per share. These options vest at the rate of 33 1/3% for each year of continuous employment the optionee has with us.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 Business Combinations and Statement No. 142 Goodwill and Other Intangible Assets. These statements are effective July 1, 2001 for business combinations completed on or after that date. These statements become effective for us on January 1, 2002 with respect to business combinations completed on or before June 30, 2001. As of September 30, 2001, we have not completed any business combinations since these statements went into effect and, management cannot currently assess what effect the future adoption of these pronouncements will have on our financial statements.



    In addition in June 2001, the FASB issued Statement No. 143 Accounting for Asset Retirement Obligations, effective for years beginning after June 15, 2002, and in August 2001 Statement No. 144 Accounting for Impairment or Disposal of Long-Lived Assets effective for years beginning after December 15, 2001. Management has reviewed the conclusions of Statements 143 and 144 in connection with our current business plan and cannot currently assess what effect the future adoption of these pronouncements will have on our financial statements.

                                    BUSINESS

GENERAL


    We are a single-source provider of diversified technology-based integrated security solutions for commercial enterprises and governmental agencies.



    We also manufacture, develop and assemble various security related products, which we use in our own installations and for sales to other integrators under the trade name Viscom Products.


INDUSTRY OVERVIEW


    We believe the security industry is a growing, rapidly evolving industry sector and that its growth is spurred by the continual evolution of technology that provides both security and convenience. We believe that the $100 billion market for security products and services is growing rapidly due to the following factors:


     many existing security systems are becoming technologically obsolete and inadequate, or consist of internally incompatible subsystems creating the need for their re-engineering, upgrading and integration;

     technological advancements provide the opportunity to increase the scope and cost-efficiency of many routine security tasks, such as the replacement of guards with electronic surveillance;

     the proliferation of computers and advanced communications systems has created a new and growing security need to prevent the misuse of proprietary information and other intellectual property;

     a number of highly publicized acts of terrorism have heightened corporate and government officials' awareness of an increased need for physical safety;

     growing public concern about crime;

     expanding global reach of U.S. corporations; and

     increasing economic losses from crime and fraud.


    The security industry is highly fragmented and consists of a broad array of equipment manufacturers and distributors, consultants and engineers and systems integrators, most of which provide only a portion of the services required to deliver an integrated security solution. Due to the limited number of single-source providers, the implementation of a medium or large-scale security project has traditionally been performed by a number of different parties. A company interested in establishing or enhancing a security system typically retains a consulting firm to define objectives, analyze requirements, and prepare engineering and design specifications. The security specifications are then distributed to systems integrators to obtain proposals to implement the project. The systems integrators in turn, engage software and hardware manufacturers and installation contractors to perform the components of the project. In addition, companies seeking to implement security systems at multiple locations may have to purchase separate systems for each location from different vendors. This approach often causes client frustration with project delays, cost inefficiencies, lack of vendor accountability and incompatible subsystems. In addition, we believe that as security systems are becoming more technologically advanced, clients are recognizing that their in-house personnel lack the skills and time necessary to coordinate their security projects and that outsourcing such responsibilities offers significant cost and efficiency advantages.


OUR SOLUTION


    We believe that as a single-source provider of diversified technology-based integrated security solutions we can expedite project completion and reduce our clients' manpower requirements and manpower costs. The continually evolving security requirements of commercial and government entities, together with rapidly advancing technology, provide numerous opportunities for us to assist our clients with their security needs.


We offer a full range of security services, consisting of:

     consulting and planning;

     engineering and design;

     systems integration; and

     maintenance and technical support.

We believe that the following key attributes provide us with a sustainable competitive advantage:

     experience and expertise;

     technological sophistication;




quality control; and


     strong list of references.

Our strategy consists of the following components:

     expand our network of distributors and regional offices;

     maintain and develop long-term relationships with clients;

     focus on high value added services;

     capitalize on our position as a single source provider of security solutions;

     continue to expand our client base in targeted industries;


     enhance our ability to pursue bidding opportunities; and



     maintain a high level of technological sophistication.



At the beginning of each new client relationship, we designate one member of our professional staff as the client service contact. This individual is the point person for communications between us and the client and often acts as the client's project manager for all of its security needs. Our engagement may include one or more of the elements described below.


    Consulting and Planning. Security consulting and planning are the initial phases of determining a security solution for a project. We have developed a planning process that identifies all systems, policies and procedures that are required for the successful operation of a security system that will both meet a client's current needs and accommodate its projected future requirements. Our consulting and planning process includes the following steps:

     identify the client's objectives and security system requirements;

     review the existing security system plan;

     survey the site, including inventory of physical components and software and evaluation of client's existing infrastructure and security system;

     identify and prioritize the client's vulnerabilities;

     develop and evaluate system alternatives;

     recommend a conceptual security plan design;


     estimate the cost of implementing the conceptual plan; and


     develop a preliminary implementation schedule.

    As a result of this process, we provide the client with a master plan for security services which recommends an effective security solution that addresses routine operating needs as well as emergency situations.

    We believe that our comprehensive planning process enables our clients to budget for their security requirements on a long-term basis, identify opportunities for cost reduction and prepare for future risks.


    Engineering and Design. The engineering and design process involves preparation of detailed project specifications and working drawings by a team of our engineers, systems designers and computer-aided design system operators. These specifications and drawings detail the camera sensitivity requirements, layout of the control center, placement of cameras, cardreaders and other equipment and electrical requirements. Throughout our engineering and design process, our goal is understanding our client's operational preferences in order to design a system that is functional, cost-effective and accommodates the client's present and future requirements. In addition, we attempt to incorporate our clients' existing personnel, equipment and other physical resources into the system design.

    When retained as a single-source provider for turnkey security solutions, we also select the system components required under the specifications and drawings we have prepared. To minimize development costs, to the extent possible, we recommend that our customers buy off-the-shelf devices and software purchased from other vendors as well as those manufactured by us and only recommend custom equipment when absolutely necessary. Where off-the-shelf equipment and software are not available or applicable, we create the missing link and incorporate it into the system.

    We have made a strategic decision not to represent any equipment manufacturer exclusively, thereby maintaining objectivity and flexibility in equipment selection. We believe that our technical proficiency with the products of a wide range of manufacturers enables us to select components that will best meet a project's requirements.


Systems Integration. The systems integration process involves:


     work scope planning and scheduling;

     equipment procurement;

     construction plans and drawings;

     custom systems modeling and fabrication;

     facility installation;

     project progress billings;

     hardware, software and network integration; and

     system validation and testing.

In addition to these basic integration services, we provide engineering services to enhance the compatibility of the clients' subsystems. We prepare technical documentation of the system and operations manuals and provide on-site training to client personnel.


    Under the supervision of our project manager, our technicians install hardware, integrate hardware and software, and validate and test the system. The aspects of systems integration that do not require a high level of technical expertise, such as wire installation and basic construction, are typically performed by our subcontractors.


    Subsystems or components that may be integrated in a security system include the following:

     access control systems, which are designed to exclude unauthorized personnel from specified areas;

     intrusion detection systems, which detect unauthorized door and window openings, glass breakage, vibration, motion, noise and alarms and other peripheral equipment;

     closed circuit television systems, which monitor and record entry and exit activity or provide surveillance of designated areas;


     critical condition monitoring systems, which provide alarm monitoring and supervision of various systems and facilities; and


     fire detection systems, intercoms, public address and network connectivity which can expand a local security system into a closely controlled worldwide system.

    Maintenance and Technical Support. We provide maintenance and technical support services on a scheduled, on-call, or emergency basis. These services include developing and implementing maintenance programs both for security systems designed, engineered, or integrated by us and for existing systems.

MANUFACTURE AND SUPPLY

    In our manufacturing and assembly operations, we produce equipment primarily for CCTV installations and our dealer network. These products are marketed under the trade name Viscom Products. We design and engineer all of these devices, purchase their components from third parties and assemble and test the final products.


    We rely on many manufacturers of different sizes and capabilities located throughout the United States. Certain equipment and software used in our systems are obtained from sole sources. We have occasionally experienced delays in deliveries of equipment and may experience similar problems in the future. In an attempt to minimize these problems, we constantly monitor our inventory, particularly with respect to equipment that is generally more difficult to obtain. However, any interruption, suspension or termination of component deliveries from our suppliers could have a material adverse effect on our business. Although we believe that there will be alternate sources or alternate designs available, time would be required to find substitutes or redesign the system.



    Our design, engineering and assembly facilities are located in our Saddle Brook, New Jersey headquarters. At present, we have not secured Underwriters' Laboratory approval of our manufactured products or met the quality management and assurance standards of an international rating organization (ISO 9000) due to our low production volume. As volumes increase and customers' needs require, we may seek to obtain UL approval as well as qualify under ISO 9000.


    We have not taken any substantial measures to qualify under these standards. Meeting such criteria involves a long, complicated process of new planning, documentation and other factors. We may not achieve these standards or may not increase the sales of our products in the future even if they are met.



WARRANTIES AND MAINTENANCE


    We offer warranties on all our products, including parts and labor, that range from one year to four years depending upon the type of product concerned. For products made by others, we pass along the manufacturer's warranty to the end-user. For the years ended December 31, 1999 and 2000, net expenses attributable to warranties were approximately $58,268 and $64,094, respectively. For the nine months ended September 30, 2000 and 2001, net expenses attributable to warranties were approximately $46,200 and $45,170, respectively.



    On non-warranty items, we perform repair services for our products sold either at our New Jersey or Texas facilities or at customer locations. For the years ended December 31, 1999 and 2000, we generated revenue from maintenance services of approximately $550,882 and $516,051, respectively. For the nine months ended September 30, 2000 and 2001, revenue from maintenance services was approximately $174,149 and $290,288, respectively. For the years ended
December 31, 1999 and 2000, the percentage of our revenues attributable to maintenance services was 7% and 4%, respectively. For the nine months ended, the percentage of our revenues attributable to maintenance services was 4% and 5%, respectively. Our devices generally have an operating life in excess of 5 years.


MARKETING


    Our marketing activities are conducted on both national and regional levels. We obtain engagements through direct negotiation with clients, competitive bid processes and referrals. At the national level, we conduct analyses of various industries and target those with significant potential demand for security solutions. At a regional level, under the supervision of senior management, each office develops and implements a marketing plan for its region. The plan identifies prospective clients within the region and sets forth a strategy for developing relationships with them. Each regional office works with the headquarters in expanding relationships with existing national clients to include facilities within the region.


    We have identified several key industries or facility types that we believe have substantial and increasing requirements for security services, including telecommunication and technology companies, corporate complexes and industries and facilities for which security systems are required by regulation. We have developed expertise in the security regulations applicable to airports, pharmaceutical companies, prisons and nuclear utilities.


    We are extending our security expertise and equipment sales for CCTV to mobile transit operations -- including buses and trains, armored cars, police cars and wagons, fire engines and taxis. Until recently, attempts to harness analog cameras and VCR's to on-board vehicles were crude and only marginally reliable and mobile applications of digital video recorders have been slow to develop.



    Our marketing strategy emphasizes developing and maintaining long-term relationships with clients so that we can provide additional services as the clients' security requirements evolve. We undertake significant pre-assessment of a prospective client's needs before an initial contact is made. A long-term relationship typically begins with an engagement to provide consulting and planning or maintenance and technical support services. Consulting and planning assignments place us in an advantageous position, often as the client's project manager, to be engaged to implement the plan ultimately adopted by the client. Engagements for maintenance and technical support enable us to identify new requirements as they arise.



    We employ a variety of pricing strategies for our services. Proposals for consulting services are priced based on an estimate of hours multiplied by standard rates. Systems integration engagements are priced based upon the estimated cost of the components of the engagement, including subcontractors and equipment, plus a profit margin. Pricing for engineering and maintenance services vary widely depending on the scope of the specific project and the length of engagement. All proposals are reviewed by our senior management. Many projects require that the primary contractor obtain a performance bond in the amount of the contract. The amount of bonding that we are able to obtain depends upon the level of our working capital and net worth. We believe that our ability to compete for larger projects as a primary or independent contractor, rather than through a subcontract arrangement, has been constrained by our inability to obtain adequate bonding. We believe that the proceeds of the offering will enable us to increase our current bonding limits of $10 million and thus enhance our ability to bid for larger projects as a primary contractor which is generally more profitable than participation as a subcontractor.



    We are evaluating several opportunities to expand our operations through joint ventures or partnerships with local and international companies, acquisition of similar businesses and expansion of our dealer network.


CUSTOMERS


    We provide our products and services to customers in the public and private sectors through direct sales to end-users and through subcontracting agreements. Our clients and end-users are state and city government transit and transportation agencies, owners and operators of urban office buildings, public utilities, universities, large industrial and technology corporations, airlines, banks, oil companies, insurance and telecommunications companies, brokerage houses and retailers.



    The table below sets forth the approximate percentage of aggregate revenues from each of our largest customers/end-users for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2001.



                                                         YEAR ENDED          NINE MONTHS
                                                        DECEMBER 31,            ENDED
                                                    --------------------    SEPTEMBER 30,
           NAME OF CUSTOMER/END USER                1998    1999    2000         2001
           -------------------------                ----    ----    ----         ----
New York City Transit...........................     34%     32%     34%           3%
Motorola........................................     14%      5%     12%           0%
Silverstein Properties..........................      8%      8%      5%          24%
Port Authority of New York & New Jersey.........      2%      5%      2%           5%
Army and Air Force Exchange Services............      6%      2%      2%           4%
Denver RTD......................................                     25%           0%
San Francisco Muni..............................                                   7%
Westchester County Correctional.................                                   6%
Lehrer Bovis....................................                                  10%
Netversant Solutions............................                                   5%
Equinix Corp....................................                     15%           3%
UT-South Western Medical........................                                   3%
Network Associates..............................                                   3%



    Although Silverstein Properties (the lessee of the World Trade Center, including the Twin Towers) is a customer of ours, our World Trade Center related sales for the nine months ended September 30, 2001 accounted for approximately 1.3% of our aggregate revenues.



    As reflected in the above table, from period to period the revenue mix among our customers shifts and changes.


BACKLOG


    Our backlog consists of written purchase orders and contracts we have received for product deliveries and engineering services. All of these orders and contracts are subject to cancellation at any time. As of October 15, 2001, our backlog was approximately $14,400,000 compared to a backlog of approximately $4,800,000 as of October 1, 2000. The $14,400,000 backlog includes a $4,000,000 commitment from the New York Metropolitan Transit Authority. San Francisco Muni accounts for approximately 17% of the $14,400,000 backlog and a third customer, Port Authority of New York & New Jersey accounts for approximately 38% of the $14,400,000 backlog. Included in the $14,400,000 backlog are two purchase orders issued by the Port Authority of New York & New Jersey for an aggregate amount of $5,571,882, which were issued to us after one of our competitors, Mosler, Inc., filed for bankruptcy on August 3, 2001. We presently expect to manufacture and/or deliver most of the devices and systems, and perform the installation services comprising our $14,400,000 backlog within the next 15 months.


ENGINEERING, RESEARCH AND DEVELOPMENT


    We maintain an engineering staff consisting of 7 individuals whose functions include the improvement of existing products, modification of products to meet customer needs and the engineering and development of new products and applications. Engineering and development expenses were approximately $145,000 and $160,000 for the years ended December 31, 1999 and 2000, respectively, and $136,000 and $134,000 for the nine months ended September 30, 2000 and 2001, respectively. We typically retain all rights to the products developed for a specific customer and may use them again in other applications. Currently, we are working to complete customized camera housings with call station and control features. The customized camera housings are designed to match architecturally the up-scale lobbies and spaces where they are installed.



    We recently completed development of MDVR hardware parts utilizing software from Sungjin C&C, a Korean software company. Previously we purchased a complete assembly of MDVR for buses and manufactured a camera and bus interface set of hardware.


COMPETITION


    The security industry is highly competitive. We compete on a local, regional and national basis with systems integrators, consulting firms and engineering and design firms. We will compete with different companies depending upon the nature of the project and the services being offered. For example, we have competed with ADT, Siemens, Simplex, Diebold and Mosler for systems integration work. Many of our competitors have greater name recognition and financial resources than we do. Our competitors also include equipment manufacturers and vendors that also provide security services. For our MDVR products for buses, our competition is Prima Facie, Inc. We may face future competition from potential new entrants into the security industry and increased competition from existing competitors that may attempt to develop the ability to offer the full range of services offered by us. We believe that competition is based primarily on the ability to deliver solutions that effectively meet a client's requirements and, to a lesser extent and primarily in competitive bid situations, on price. We cannot assure you that we will be able to compete successfully in the future against existing or potential competitors.



    Our ability to compete for larger projects as a primary contractor has been constrained by our inability to obtain adequate bonding. Bonds are usually required in all government-related projects and private construction or capital improvement projects above $100,000. Insurance companies, which offer bonding of system integrators on these projects consider, among other things, the net worth of applicants in providing varying bond amounts. Generally, the higher the net worth of a qualified applicant, the bigger the bond possible. To date, no claims have been filed against us or our insurance coverage regarding the services we have performed on our projects.



    We intend to establish a surety relationship with Travelers Casualty and Surety Company upon the completion of this offering. Should our business continue to grow, we anticipate the need to increase our bonding capabilities to assume larger projects and customers. The capital infusion resulting from the completion of this offering should improve our financial condition which will likely increase our ability to obtain higher levels of bonding and thus enhance our ability to compete for larger projects.

EMPLOYEES

    As of October 15, 2001, we had 67 full time employees including our officers, of whom 10 were engaged in manufacturing, 29 in systems installation and repair services, 8 in administration and financial control, 7 in engineering and 9 in marketing and sales.

    None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We consider our relationship with our employees to be satisfactory.


    The design and manufacture of our equipment and the installation of our systems require substantial technical capabilities in many disparate disciplines from mechanics and computer science to electronics and advanced software. We emphasize continued training for new and existing technical personnel. Accordingly, we conduct training classes and seminars in-house, send select employees to technical schools and avail ourselves of training opportunities offered by equipment manufacturers and other specialists on a regular basis.


PROPERTIES AND FACILITIES


    We lease a 17,055 square foot facility in Saddle Brook, New Jersey, for our corporate headquarters, integration operations and our manufacturing plant. This facility is a one-story, modern brick building in a commercial-industrial area. The lease on this space, which has been extended three times, terminates on June 30, 2006, and provides for a fixed annual rent of $98,400 until that date, payable in equal monthly installments of $8,200. We are also responsible for the cost of property taxes, utilities, repairs, maintenance, alterations, cleaning and insurance. These facilities should meet our operational needs for the foreseeable future.



    We also lease a 4,200 square foot office facility, in Grand Prairie, Texas, near the Dallas -- Ft. Worth Airport. A single-story, cinder block building in an office complex, this space is leased until January 31, 2004 at a fixed annual rental of $41,300, payable in equal monthly installments of $3,442 with additional costs to us for insurance, repairs and alterations, utilities, taxes and cleaning.


LEGAL PROCEEDINGS

    We know of no material litigation or proceeding, pending or threatened, to which we are or may become a party.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our current directors and executive officers are as follows:

          NAME            AGE                          POSITION
          ----            ---                          --------
James E. Henry..........  48   President, Chief Executive Officer and Director
Irvin F. Witcosky.......  63   Executive Vice President, Secretary and Director
Louis Massad............  63   Vice President, Treasurer, Chief Financial Officer and
                               Director
Leroy Kirchner..........  59   Director
Robert S. Benou.........  67   Director


    James E. Henry co-founded HAC in 1989, VPI in 1990 and HCM in 1991, and served as the president, chief executive officer and director of each entity until the date of the share exchange which resulted in our owning all of the issued and outstanding shares of capital stock of HAC, VPI and HCM. Mr. Henry is also one of our co-founders and has served as our president, chief executive officer and director since our formation. A graduate of the University of New Hampshire with a bachelor of science degree in electrical engineering, he worked on a part-time basis for Henry Bros. Electronics (HBE) as a technician from 1968 to 1978 servicing and installing CCTV, audio and radio communication systems. A full time employee starting in 1978, Mr. Henry continued to work for HBE as a systems engineer until 1989. During this period, he designed, integrated and installed extensive and sophisticated communication and control systems in microwave, laser, fiber optic and infrared technologies for larger corporations, utilities and government agencies in the New York Metropolitan Area. Then in 1989 he and Mr. Witcosky arranged for HAC to purchase certain assets of HBE from Communication Group Inc. Mr. Henry has continued to design, install, integrate and market security and communications systems as well as manage the research and development while serving as our chief executive officer and a director.



    Irvin F. Witcosky co-founded HAC in 1989, VPI in 1990 and HCM in 1991, and served as the executive vice president, secretary and director of each entity until the share exchange which resulted in our owning all of the issued and outstanding shares of capital stock of HAC, VPI and HCM. Mr Witcosky is also one of our co-founders and has served as our executive vice president, secretary and director since our formation. A graduate of California Polytechnic University with a bachelor of science degree in aeronautical engineering, Mr. Witcosky entered the workforce at the Naval Weapons Center as a civilian engineer. Thereafter, from 1960 to 1974, he became involved in research, development, testing and production of rocket-assisted projectiles for naval guns and guided missiles, including the Agile missile. As a recipient of a special Michelson Laboratories Award of Fellow in Ordinance Science and co-inventor on a Navy patent for a new rocket propellant, Mr. Witcosky managed and coordinated six Navy laboratories and upwards of 100 engineers on various projects along with the civilian contractor's personnel at Thiokol and Hughes Aircraft.


    From 1974 to 1983, Mr. Witcosky founded and ran Photoscan, a CCTV company for security systems in Salt Lake City, Utah and from 1977 to 1981 he formed another corporation, Beehive Video, a video specialty concern for industrial and retail markets, where he acted as president.


    From 1978 to 1981 Mr. Witcosky served as president of PSA, the security industry buying co-op in which we are member/owners. He later worked for VCS, Inc., the former Motorola CCTV factory purchased by VPI in the capacity of vice president of marketing from 1981 through 1986.


    Since 1987, Mr. Witcosky has served as a vice president and general manager at HBE where he supervises, coordinates, performs and manages designs, sales, quotations, operations and administration.


    Louis Massad became our vice president, treasurer and chief financial officer in 1999. He holds bachelor of science and masters degrees in accounting from Cairo University in Egypt and a masters in business administration in finance from Long Island University. From 1960 to 1970, Mr. Massad worked as an auditor for a foreign certified public accounting firm in its overseas offices.



    During 1970 and 1971, he was employed as a senior auditor at First Fidelity Bank of Newark, New Jersey. From 1971 to 1974, he served as a controller to Magnus Organ Corp., a manufacturer of electronic organs. During the 1974-1976 period, Brunswick Corporation, a manufacturer of products and equipment, employed him as a controller of one of its divisions. In 1976 to 1981 he held the positions of vice president of finance and treasurer of Mediscience Technology Corp., a publicly held company that manufactured medical equipment. From 1981 to 1982, the Beattie Manufacturing Company, a carpet manufacturer, employed Mr. Massad as its controller, chief financial officer and a director. Then in 1982 he began working for Computer Power Inc., a publicly held manufacturer of power supply equipment for computers and emergency lighting equipment. There, he worked continuously until 1996 as vice president of finance, controller, and director. From 1996 to 1999 he functioned as an independent accountant and financial advisor to several companies, including us.


    Since 1995, Mr. Massad has been a director of Conolog Corporation, a publicly-held company that manufactures electronic components and subassemblies for communication equipment.


    Leroy Kirchner was elected to our board of directors in December, 1999. Having earned bachelor of science and masters in business administration degrees from Fairleigh Dickinson University, he had continuously worked in various capacities for Motorola Inc., primarily in sales and marketing from 1966 through 1998. Between 1992 to 1996, he served as a Motorola vice president in charge of dealer sales for the eastern U.S. where he managed over 300 dealers and directed a nation-wide task force to increase specialized mobile radio sales. From 1996 through 1998, he also functioned as vice president and strategist for a Motorola subsidiary engaged in sales of related radio equipment and systems. From 1999 to the present, Mr. Kirchner has acted as an independent consultant to the communications industry.



    Robert S. Benou was elected to our board of directors in June, 2001. He has been a director of Conolog Corporation since 1968 and served as its President from 1968 until May, 2001 when he was elected Conolog's Chairman and Chief Executive Officer. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering.


BACKGROUND INFORMATION ABOUT CERTAIN KEY EMPLOYEES

    Theodore Gjini was elected Vice President in December, 1999. Mr. Gjini also serves as operations manager and supervises the coordination of our personnel and their activities in sales and marketing, project installations and maintenance. He has acted in that capacity as well as sales engineer and project manager for us since 1988.

    A graduate of New Jersey Institute of Technology with a bachelor of science degree in electrical engineering and William Paterson College with a masters in business administration, he previously worked for Allied Signal Corporation as a research technician during 1986 and as a security officer for Nabisco from 1985 to 1988.


    Emil J. Marone has worked continuously for us since 1965 as a hospital communication system specialist, security systems supervisor, systems engineer, and quality control specialist and currently our Corporate Technology Officer.


    In his current position, he is responsible for the development of special products and testing procedures as well as quality assurance and management. He holds an associate science degree from Bergen County Community College and has attended New Jersey Institute of Technology and Fairleigh Dickinson University taking courses in mathematics, computer sciences and engineering.


    Gerard Romolo joined us in 1994 and has worked as a technician, manufacturer's liaison, project manager and quality control specialist. He has attended Orange and Ulster Counties Boces taking courses in electronics and Orange County Community College studying accounting and business administration. He has received other training and certification from the National Burglar Fire Alarm Association, Edicon, PSA, Lenel, Mavix, Sungjin, Intellikey and MDI in alarms, computers and software.


    From 1988 to 1994, he worked for Prontronics Fire & Alarm Company, Inc. as a quality control manager, trouble-shooter and installer. In 1986 to 1988, he was employed by Rickel Home Center as a department manager supervising employees, ordering products and maintaining all other aspects of his department.

    Carl J. Erickson joined us as chief systems engineer in December, 1999. From 1998 through 1999, he served as a project manager for Lockheed Martin on the new Austin/Bergstrom International Airport in Texas. In this position, he supervised the design and installation of the power distribution, access control, CCTV, gate control and control center systems. He also coordinated and managed the subcontractors, the local Lockheed team, negotiated contracts and administered and supervised the construction effort.


    Between 1987 and 1998, Texas Instruments/Raytheon employed him as a project manager. In this capacity, he managed the development, design and installation of fire detection, CCTV, intercom, card access, paging and other systems for a wide variety of corporate and government projects. A graduate of Brigham Young University with a bachelor of science degree in electrical engineering, Mr. Erickson has in prior years acted as a consultant to architectural and engineering firms, contractors and owners for communications, electronic control and security systems located in airports, hotels, hospitals, penal institutions, malls and corporate facilities.



    Robert H. Greenquist joined VPI in 1991 and has continuously worked as a production and engineering manager. In these capacities, he has been in charge of electro-mechanical and analogue designs of equipment and oversees engineering, manufacturing and quality control activities.



    From 1986 to 1991, he served as president of Alpha-Tronics, an engineering consulting firm specializing in analogue designs. During 1976 to 1986, he owned and operated Research Development Corp., a research and development consulting firm to manufacturers of high-end assemblies for echo cardiology and medical imaging equipment as well as avionics equipment in large commercial jet aircrafts. Between 1965 and 1976, he owned and operated GHV Electronics, Inc., a manufacturer of audio/visual products, where he also functioned as a design engineer for new products.



    Alberto Sid has acted as an engineering manager with VPI since early 1995. Before that he held positions of director of research and development and hardware engineering manager at Graphex Imaging Systems, Inc., a manufacturer of imaging, plotter and scanner products, from 1991 until his employment by VPI. In 1989 to 1991, he served as president of Telec Research and Engineering, a start-up manufacturer of products using robotic controls, high-resolution positioning devices, multiprocessors and smart light fixtures.



    From 1984 to 1989, he was a senior technical specialist at Scitex America Corp., where he lent technical, maintenance and marketing support to customers. A graduate of Technion Israel Institute with a bachelor of science degree in electrical engineering, Polytechnic University of New York with a masters degree in computer science, and New York Institute of Technology with an MBA, he worked for several Israeli companies from 1978 to 1984 as a technical specialist, project leader, design engineer and electronic technician.


    Charles R. Adams, Jr. started working for us in 1995 and has continued until the present. In our Texas office, he oversees service and installation projects, interfacing with customers, general contractors, architects and vendors.

    From 1993 to 1995, he was employed as a service and installation supervisor for Ogden Government Services. During 1984 to 1993, he worked for Walker Engineering as foreman on projects involving security conduits, hook-ups for airport lighting, power distribution, lighting and wiring. Previously, he held positions as a wirer and electronic technician at Cal Electric, Tristar Electric and Western Electric from 1971 to 1984.


    Inge Foley has served as our office manager from 1989 to the present. In this position, she has supervised the office staff, acted as a controller and overseen the purchase of equipment and parts for us.


    Having attended Rutgers University to study business administration, she had worked previously, starting in 1966 to 1989, as a sales administrator and an operations manager for Tele-Measurement, Inc., another security systems integrator.

    Jane McCallum has, since 1998, managed our Texas office where she is responsible for the administration, finance, budgeting and purchasing. In 1996 to 1998, she served as a staffing manager for Personal Touch Home Care, Inc., a concern that provides nursing service to patients in their homes. In

1995 to 1996, she acted as business service manager of RedBird Health, Inc., another health care company, where she supervised the office and clerical staff, billing and accounts payable and receivable.

    From 1990 to 1995, she was employed by Techcord Consulting Group, Inc., a security consultant, as office manager in charge of marketing, public relations, payroll, collections and invoices. Starting in 1982 to 1989, she acted as a clerical and collection supervisor for GTE directories and oversaw public relations, training and office finances.



BOARD COMPOSITION


    At each annual meeting of our stockholders, all of our directors will be elected to serve from the time of election and qualification until the next annual meeting election. In addition, our bylaws provide that the authorized number of directors, which is a minimum of three and a maximum of fifteen, may be changed only by resolution of the board of directors. For a period of three years following the effective date of our initial public offering, GunnAllen Financial Inc., our underwriter, will have the right to have one representative attend each meeting of our board of directors and each meeting of any committee thereof and to participate in all discussions of each such meeting.



    Each officer is elected by, and serves at the discretion of, our board of directors. Each of our officers and directors, other than non-employee directors, devotes his full time to our affairs. Our non-employee directors devote such time to our business as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.


BOARD COMMITTEES


    We have established both a compensation committee and an audit committee, a majority of both are composed of independent, outside members of our board of directors. The audit committee reviews with our independent public accountants the scope and adequacy of the audit to be performed by the independent public accountants, the accounting practices, our procedures and policies, and all related party transactions. The compensation committee recommends to our board of directors the compensation to be paid to our officers and directors, administers our incentive stock option plan and approves the grant of options under the plan. We have appointed Messrs. Benou, Witcosky and Kirchner as the members of both committees.


DIRECTORS' COMPENSATION


    Directors who are also our employees receive no additional compensation for attendance at board meetings. Non-employee directors will receive $500 for attendance at each board meeting or any committee meeting they attend unless the board and committee meetings are held on the same day, in which case they should be considered as one and paid accordingly. Also, non-employee directors will be reimbursed for their travel, lodging and other out-of-pocket expenses related to their attendance at board and committee meetings. Additional compensation for non-employee directors may be arranged for special projects. No directors' fees have been paid to date. We anticipate that our board of directors will hold regularly scheduled meetings on a quarterly basis.


EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid to our president and chief executive officer and each other executive officer whose 2000 compensation equaled or exceeded $60,000.

                           SUMMARY COMPENSATION TABLE


                                                                ANNUAL COMPENSATION
                                                              -----------------------
                                                                           SALARY AND
NAME AND PRINCIPAL POSITION                                   YEAR(S)       BONUS($)
---------------------------                                   -------       --------
James E. Henry .........................................       2000         148,500
  President and CEO                                            1999          60,000
                                                               1998          60,000
Irvin F. Witcosky ......................................       2000         148,500
  Executive Vice President                                     1999          60,000
                                                               1998          60,000
Louis Massad ...........................................       2000         121,000
  Vice President and CFO


EMPLOYMENT AGREEMENTS

    Messrs. Henry and Witcosky are serving as our President and Executive Vice President, respectively, under written employment contracts for five years which commenced January 1, 2000. These agreements provide for an initial annual compensation of $135,000, unspecified bonuses approved by the board of directors and the compensation committee, an increase of 10% in compensation in each of the third, fourth and fifth years and a one-year non-competition covenant covering the security business that commences after termination of employment.


    Mr. Massad has entered into a five year written employment contract with us which commenced January 1, 2000. His initial annual compensation under such contract is $110,000, and it also provides for unspecified bonuses and a 10% increase per annum in each of the third, fourth and fifth years.



    Each of the above employment agreements provided for termination by us in the event our initial public offering was not completed by July 31, 2000. The agreements were not terminated at the time and have since been amended to delete that provision.


INCENTIVE STOCK OPTION PLAN


    On December 23, 1999, our directors and shareholders approved the adoption of our Incentive Stock Option Plan (the 'Plan'). Under the Plan, options to purchase a maximum of 500,000 shares of our common stock may be granted to our officers and other key employees. Options granted under the Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended.



    Our board of directors has appointed three of its members as the compensation committee to administer the Plan. This compensation committee determines which persons are to receive options, the number of options granted and the options' exercise prices. The compensation committee may also prescribe the rules and regulations for administering the Plan, and it is this committee which decides questions arising under the Plan or any of its rules and regulations.




    The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of our shares at the date the option is granted. However, options granted to persons owning more than 10% of our voting shares (or a combination of our voting shares and those of any subsidiary of ours) will have a term not in excess of five years, and the option price per share will not be less than 110% of fair market value.

    An optionee may exercise these options only if and to the extent that these options are vested at that time. Unless otherwise determined by our compensation committee, vesting generally occurs at the rate of 33 1/3% per year of continuous employment with us.




    As of the date of this prospectus, we have granted options covering a total of 75,000 shares to our employees at an exercise price of $5.625 per share.





    Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Plan are protected by anti-dilution provisions which both modify the number of shares issuable under it and adjust the exercise price of an option to account for stock dividends, stock splits and the like.





    Despite the term of an option, it will expire when an optionee's employment ends. The precise timing depends on the reason for the termination of employment. In the event of retirement or disability, the option extends for three (3) months afterwards. In the case of death it runs for a year after termination, while in the case of voluntary termination, the option expires upon termination. When an optionee's employment is terminated involuntarily, the option runs for 30 days, except if the involuntary termination is for cause, in which case the option expires as of the date of the event which triggers the termination.




    The Plan will terminate on December 23, 2009 or on such earlier date as the board of directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first.




    If shares received under the Plan qualify as an Incentive Stock Option within the meaning of the Internal Revenue Code of 1986, as amended, and if the shares acquired are not disposed of by the optionee within two years from the date of the grant of the option nor within one year from the transfer of the shares to the optionee, then no income is recognized by the optionee upon receipt of the option or its exercise. If the shares are disposed of within either the first two years of the option's grant or one year from the acquisition of the shares, then compensation income in the amount of the difference between the value of the shares at the time they were acquired and the price actually paid for them will be recognized by the optionee in the year of the disposition, and an equal deduction will be allowed to us.



    If the aggregate fair market value of the shares of common stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as incentive stock options and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule is applied by taking options into account in the order or sequence in which they are granted.


SIMPLE IRA PLAN

    On October 1, 1999, we adopted a Simple IRA Plan for our employees to accommodate their pension needs. Under this plan, we shall contribute on behalf of each participant for the plan year an amount equal, dollar for dollar, to that amount which these participants contribute to their retirement accounts under the plan.


    Our matching contributions are limited to 2% of each participant's compensation or $6,000, as adjusted, whichever is less. Each employee may elect to make contributions to his retirement account by means of reductions from his salary or his personal contribution of a specific dollar amount not to exceed $6,000. From time to time, the U.S. Secretary of the Treasury may adjust these limitations on both our matching contributions and the employees' contributions for cost of living increases. The employees' portion of his account vests immediately in full and cannot be forfeited. Our contributions under this plan are generally deductible for the taxable year for which they were made.


LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation and bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was our director, officer, employee or agent or serves or served any other enterprise at our request.

    In addition, our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, the certificate does not eliminate or limit the liability of a director for any of the following reasons:

     breach of the director's duty of loyalty to us or our stockholders;

     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     the unlawful payment of a dividend or unlawful stock purchase or redemption; and

     any transaction from which the director derives an improper personal benefit.


    We intend to purchase and maintain directors' and officers' insurance in the amount of $2,000,000. This insurance will insure directors against any liability arising out of the director's status as our director, regardless of whether we have the power to indemnify the director against the liability under applicable law.



    We have been advised that in the opinion of the Securities and Exchange Commission insofar as the indemnification provisions referred to above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


    In 1999, Messrs. Henry and Witcosky exchanged the shares of common stock they held in HAC, VPI and HCM for shares of our common stock. The exchanged shares represented all the outstanding stock of HAC, VPI and HCM. Before the exchange Mr. Henry and Mr. Witcosky each owned 50% of the shares of HAC, VPI and HCM and immediately after the exchange they each owned 50% of our outstanding shares of common stock. The value of the underlying assets did not change as a result of the exchange, and only the form, not the substance, of the principals' corporate ownership changed. The transaction was accounted for as a transfer between enterprises under common control and, as a result, the assets and liabilities transferred were accounted for at historical cost in a manner similar to a pooling of interests.



    In the early 1990's, Messrs. Henry and Witcosky and HAC had orally agreed to settle an open matter with Alfred Albrecht, and Security Management System, Inc.
(SMS), a privately held company owned by Mr. Albrecht. Mr. Albrecht and SMS were parties to a former joint venture with Mr. Henry, Mr. Witcosky and HAC. The settlement related to the joint venture's asset acquisition from CGI. In the settlement Messrs. Henry and Witcosky and HAC agreed to repay Mr. Albrecht's $50,000 loan with accrued interest, to resolve product and component sales between SMS and HAC and to extinguish any equity claims Mr. Albrecht might have against HAC. The settlement agreement was memorialized in writing in December, 1999. Under these arrangements, we are obligated to repay an aggregate of $128,685, plus accrued interest to Mr. Albrecht at the rate of 10% per annum until December 1, 2003 in monthly installments under two promissory notes. Mr. Henry and Mr. Witcosky are also obligors under these notes. In addition, Mr. Witcosky paid Mr. Albrecht $40,000 to extinguish any possible equity claim regarding the originally contemplated joint venture.



    On December 30, 1999, Messrs. Henry and Witcosky each sold 60,000 shares of our common stock (a total of 120,000 shares) to Mr. Massad for an aggregate of $24,000 under restrictive conditions which are no longer applicable involving his continued employment with us. On or about the same date, Messrs. Henry and Witcosky each also transferred 15,000 shares of our common stock, totaling 30,000 shares, to John, Ray and Hartford Henry, Mr. Henry's father and uncles, as a gift to them in appreciation of a long-standing loan on extremely favorable terms to Mr. Henry and Mr. Witcosky, which enabled them to buy back the original CCTV business from CGI.



    Under a bank loan agreement between us and Hudson United Bank dated September 1, 1999, Mr. Henry and Mr. Witcosky have personally guaranteed up to $2,250,000 of our potential indebtedness to the bank, plus accrued interest. Upon completion of this offering, we anticipate that these guarantees will be eliminated.


POLICY REGARDING LOANS AND OTHER AFFILIATED TRANSACTIONS


    We currently have and intend to maintain at least two independent directors on our board of directors. We anticipate that future material affiliated transactions and future loans and loan guarantees with our officers, directors, 5% shareholders, or their respective affiliates will be on terms that are as favorable to us as those generally available from unaffiliated third parties, and that all such future transactions and loans, and any forgiveness of such loans, shall be approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to our attorneys or an independent legal counsel. We do not intend to make any future loans to or guarantee loans on behalf of our officers, directors and employees, other than (i) advances for travel, business expense, and similar ordinary operating expenditures; (ii) loans or loan guarantees made for the purchase of our securities; and (iii) loans for relocation.


                             PRINCIPAL STOCKHOLDERS

    The table below sets forth information with respect to the beneficial ownership of our common stock, as of the date of this prospectus for the following persons:

     each person known by us to be the beneficial owner of more than 5% of our common stock;

     each of our directors;

     each of our executive officers; and

     our executive officers and directors as a group.


    Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed below excludes shares of common stock underlying options or warrants held by any other person. Common stock beneficially owned and percentage ownership are based on 3,000,000 shares outstanding before this offering and 4,500,000 shares to be outstanding after the completion of this offering, assuming no exercise of the underwriter's over-allotment option.



    The address of each beneficial owner is c/o Diversified Security Solutions, Inc., 280 Midland Avenue, Saddle Brook, New Jersey 07662.



                                                                             PERCENTAGE OF
                                                                             COMMON STOCK
                                                            NUMBER OF     BENEFICIALLY OWNED
                                                              SHARES      -------------------
NAME, ADDRESS AND TITLE                                    BENEFICIALLY    BEFORE     AFTER
OF BENEFICIAL OWNER                                           OWNED       OFFERING   OFFERING
-------------------                                           -----       --------   --------
James E. Henry, CEO, President and Director(1)...........   1,425,000       47.5%      31.7%
Irvin F. Witcosky, Executive Vice President, Secretary
  and Director...........................................   1,425,000       47.5%      31.7%
Louis Massad, CFO, Treasurer and Director................     120,000        4.0%       2.6%
Leroy Kirchner, Director.................................      --           --         --
Robert S. Benou, Director................................      --           --         --
All executive officers and directors as a group (5
  persons)...............................................   2,970,000       99.0%      66.0%


---------


(1) Disclaims beneficial ownership of 30,000 shares owned by John, Ray and Hartford Henry, his father and uncles.

                           DESCRIPTION OF SECURITIES


    Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. Assuming no exercise of the underwriters' over-allotment option, upon completion of this offering, there will be 4,500,000 shares of our common stock issued and outstanding and no preferred stock outstanding.



    This description of our securities is a summary and does not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus forms a part.


COMMON STOCK


    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


PREFERRED STOCK


    Our board of directors is authorized, without further stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we do not intend to issue any shares of our preferred stock in the foreseeable future. No preferred stock will be issued for two years from the date of this prospectus without the consent of the underwriter, which shall not be unreasonably withheld.



WARRANTS



    At the closing of this offering, we will sell to the underwriter or its designees, underwriter's warrants to purchase up to an aggregate of 150,000 shares of our common stock. We have reserved an equivalent number of shares of common stock for issuance upon exercise of these warrants. Each warrant represents the right to purchase one share of common stock, commencing one year from the effective date of this offering and until the expiration of four years from the date of this offering. The exercise price of the warrants is 165% of the price at which our shares of common stock are sold pursuant to this prospectus. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares except for shares issued under certain circumstances, including shares issued under our incentive stock option plan and any equity securities for which adequate consideration is received. The holder of a warrant will not possess any rights as a stockholder unless the warrant is exercised.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

    Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of our company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult. We must comply with the provisions of this law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.


    A 'business combination' includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following three conditions:


     our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances; and


     the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.


LISTING OF OUR COMMON STOCK


    We applied for quotation of our common stock on the AMEX. We have been approved for listing on the AMEX under the symbol 'DVS' pursuant to an exception granted by the AMEX Committee on Securities. The AMEX Committee determined that pursuant to Section 101 of the AMEX Company Guide, we substantially complied with the applicable listing eligibility guidelines notwithstanding the fact that we did not fully meet the pretax income guideline of $750,000 in our last fiscal year or in two of our last three fiscal years.


    We cannot assure that a trading market for our securities will develop or be sustained, or at what price the securities will trade. In addition, even if these securities are listed and traded initially on the AMEX, we may fail to meet certain minimum standards for continued listing. In that event, our common stock will consequently be delisted, and its price will no longer be quoted. This may make it extremely difficult to sell or trade our common stock.

TRANSFER AGENT AND REGISTER

    Continental Stock Transfer & Trust Company is the transfer agent and registrar for our securities. Its address is 2 Broadway, New York, NY 10004 Tel. No. (212) 509-4000, Fax No. (212) 509-5150.

                        SHARES ELIGIBLE FOR FUTURE SALE


    The market price of our shares could drop as a result of sales of substantial amounts of shares in the public market after this offering or the perception that these sales may occur. This set of circumstances could also make it more difficult for us to raise funds through future offerings of stock.



    The 1,500,000 shares that we are offering will be freely tradable in the public market without restriction under the Securities Act except that any shares purchased by our 'affiliates', as defined in Rule 144 under the Securities Act, may only be sold in compliance with the applicable provisions of

Rule 144. In addition, if the underwriter exercises its over-allotment option, in part or in full, up to 225,000 additional shares will be issued and freely tradable.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of common stock for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in 'broker's transactions' or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or
(ii) generally, the average weekly trading volume in the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about our company. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares of common stock proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.



    Our 3,000,000 shares currently issued and outstanding are 'restricted securities' (as defined under Rule 144) and may only be sold if there is an effective registration statement under the Securities Act covering those shares or an exemption from registration under Rule 144 or otherwise is available. All of our officers, directors and one percent shareholders (who collectively hold 2,970,000 of the 3,000,000 shares) have agreed that they will not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our securities they currently hold without the prior written consent of the underwriter for a period of 365 days from the effective date of this offering. Furthermore, we will be issuing warrants to the underwriter at the closing of this offering which, if exercised in full, will result in the issuance of another 150,000 shares. After this offering, we intend to register all 500,000 shares reserved for issuance under our incentive stock option plan.



    Our stock options are likely to be exercised, if at all, at a time when we otherwise could obtain a price for the sale of our shares that is higher than the exercise price per share of the options. Any exercise or the possibility of an exercise of options we have granted may impede our efforts to obtain further financing through the sale of additional securities or make that financing more costly.


                                  UNDERWRITING


    Subject to the terms and conditions of the underwriting agreement between us and GunnAllen Financial, Inc., the underwriter of this offering, a copy of which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase all 1,500,000 shares of our common stock offered.



                                                                            NUMBER OF
UNDERWRITER                           ADDRESS                                SHARES
-----------                           -------                                ------
GunnAllen Financial, Inc............  1715 North Westshore Blvd.
                                      Suite 700
                                      Tampa, Florida 33607................  1,500,000
                                                                            ---------
    Total.................................................................  1,500,000
                                                                            ---------
                                                                            ---------


    The underwriter has advised us that it will offer the shares as set forth on the cover page of this prospectus, which includes the underwriting discount indicated there, and that it will initially allow concessions not in excess of
$   per share on sales to certain dealers. After the initial public offering, concessions to dealers terms may be changed by the underwriter.


    The underwriter has advised us that it does not intend to confirm sales of the shares to any account over which it exercises discretionary authority in an aggregate amount in excess of five (5%) percent of the total securities offered hereby.



    We have granted to the underwriter an option which expires 30 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to purchase up to an additional

225,000 shares of our common stock at a net price of $   per share which option
may be exercised only for the purpose of covering over-allotments, if any.



    The underwriting agreement provides that upon the closing of the sale of the securities offered by this prospectus the underwriter will be paid a non-accountable expense allowance equal to 3% of the aggregate public offering price (including the over-allotment option) of which $35,000 has been paid to date. The underwriting agreement provides for reciprocal indemnification between us and the underwriter against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended. For a period of three years following the effective date of our initial public offering, GunnAllen Financial Inc., our underwriter, will have the right to have one representative attend each meeting of our board of directors and each meeting of any committee thereof and to participate in all discussions of each such meeting.



    In connection with this public offering, at the closing we will sell to the underwriter or its designees, at a price of $100, warrants to purchase up to 150,000 shares of our common stock. The warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the effective date of this offering, except to officers or partners (but not directors) of the underwriter and members of the selling group and/or their officers or partners. The exercise price of these warrants will equal 165% of the initial offering price of the shares of common stock. The underwriter's warrants are exercisable for a period of three years beginning one year after the effective date of this prospectus. These warrants will contain certain anti-dilution provisions and have also been included in the registration statement of which this prospectus forms a part but neither the warrants or the shares of common stock underlying the warrants may be publicly offered unless and until a post-effective amendment or new registration statement with respect thereto has been filed and becomes effective. We have agreed that, upon the request of the holders of the majority of the underwriter's warrants, we will (at our own expense), on one occasion during the exercise period, register the shares of common stock underlying the underwriter's warrants under the Securities Act. We have also agreed to include the shares of common stock underlying the underwriter's warrants in any appropriate registration statement which is filed by us under the Securities Act during the four years following the date of this prospectus. Any profit realized from the sale of shares of common stock underlying the underwriter's warrants may be deemed additional underwriting compensation. The exercise of the underwriter's over-allotment option will not result in an increase in the number of shares of common stock underlying the underwriter's warrants or in the granting of any additional warrants to the underwriter.



    All of our officers, directors and one percent shareholders have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our securities they currently hold without the prior written consent of the underwriter, for a period of 365 days after the effective date of the registration statement of which this prospectus forms a part.



    The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and 'passive' market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In 'passive' market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time.



    In connection with the offering, the underwriter may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. 'Covered' short sales are sales made in an amount not greater than the underwriter's overallotment option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. 'Naked' short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there might be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter's purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.



    Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price of our common stock has been determined by negotiation between us and the underwriter. Factors considered in determining the public offering price of such stock included our net worth and earnings, the amount of dilution per share of common stock to the public investors, the estimated amount of proceeds believed necessary to accomplish our proposed goals, prospects for our business and the industry in which we operate, the present state of our activities and the general condition of the securities markets at the time of the offering.


                                 LEGAL MATTERS


    The legality of the securities offered in this prospectus has been passed upon for us by Milberg Weiss Bershad Hynes & Lerach LLP, New York, New York. McDermott, Will & Emery has served as counsel to the underwriter in connection with this offering.


                                    EXPERTS


    The financial statements of our company as of December 31, 2000, and for the years ended December 31, 1999 and 2000, included in this prospectus and registration statement have been audited by Demetrius & Company, LLC, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of this firm as experts in giving such report and upon the authority of this firm as experts in accounting and auditing.


                          HOW TO GET MORE INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.


    Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                             CHANGE IN ACCOUNTANTS


    In September 1999, our prior auditors, Schwack and Katz resigned solely because we had decided to pursue an initial public offering, and Schwack and Katz had no public offering experience. On or about the same time, we engaged Demetrius & Company, LLC to audit our financial statements for the fiscal years ended December 31, 1996, 1997 and 1998. The decision to change accountants was made with the approval of our board of directors.


    We believe and we have been advised by Schwack and Katz that it concurs in such belief that, during its tenure with us, we did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Schwack and Katz would have caused it to make reference in connection with its report on our financial statements to the subject matter of this disagreement.

    No report of Schwack and Katz on our financial statements for either of the past three fiscal years contained an adverse opinion, a disclaimer of opinion or a qualification or was modified as to uncertainty, audit, scope or accounting principles. During such fiscal periods, there were no 'reportable events' within the meaning of Item 304(a)(1) of Regulation S-B promulgated under the Securities Act of 1933.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
  UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


Independent Auditors' Report................................      F-2
Consolidated Balance Sheets.................................      F-3
Consolidated Statements of Operations and Retained
  Earnings..................................................      F-4
Consolidated Statements of Cash Flows.......................      F-5
Notes to Financial Statements...............................   F-6 - F-18

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
DIVERSIFIED SECURITY SOLUTIONS, INC. (Formerly Known as InTegCom Corp.)

    We have audited the accompanying consolidated balance sheet of Diversified Security Solutions, Inc., formerly known as InTegCom Corp., and Subsidiaries at December 31, 2000, and the related consolidated statements of operations and retained earnings and cash flows for each of the two years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly in all material respects the consolidated financial position of Diversified Security Solutions, Inc. and Subsidiaries as of December 31, 2000, and the consolidated results of their operations and cash flows for each of the two years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 14, the December 31, 2000 financial statements have been restated by charging to operations previously deferred costs for a postponed public offering.

                                          DEMETRIUS & COMPANY, L.L.C.


Wayne, New Jersey
January 30, 2001
Except for Notes 6(a), (c) and 12 which is August 30, 2001
and Note 14 which is October 19, 2001

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                                  ----           ----
                                                                              (UNAUDITED)
                           ASSETS
Current assets:
    Cash....................................................   $  567,567     $  322,313
    Accounts receivable -- net of allowance for doubtful
      accounts of $65,600 in 2000 and $80,000 in 2001.......    2,186,237      4,329,312
    Inventory...............................................    1,261,245      1,367,667
    Other current assets....................................      196,550        243,814
                                                               ----------     ----------
        Total current assets................................    4,211,599      6,263,106
Property and equipment, net.................................      287,402        393,043
Computer software product cost, net.........................      215,096        205,096
Deferred IPO costs..........................................                     174,145
Other Assets................................................       69,683         60,622
                                                               ----------     ----------
                                                               $4,783,780     $7,096,012
                                                               ----------     ----------
                                                               ----------     ----------
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable........................................   $1,345,930     $1,804,865
    Accrued taxes and expenses..............................      536,422        328,459
    Income taxes payable....................................       16,674        --
    Long-term debt current portion..........................       30,420         32,056
    Capitalized lease obligations, current portion..........       16,126         11,814
    Customer deposits held..................................       45,398         64,870
                                                               ----------     ----------
        Total current liabilities...........................    1,990,970      2,242,064
Capitalized lease obligations, less current portion.........       10,117          1,076
Long-term debt, less current portion........................    1,844,054      3,749,816
Deferred tax liability......................................      130,000        106,000
Stockholders' equity:
    Preferred stock -- par value $.01
      Authorized 2,000,000 shares
      Issued  None
    Common stock -- par value $.01
      Authorized 10,000,000 shares
      Issued and outstanding 3,000,000 shares...............       30,000         30,000
Additional paid-in capital..................................      243,800        243,800
Deferred Compensation.......................................      (41,667)       (26,042)
Retained earnings...........................................      576,506        749,298
                                                               ----------     ----------
        Total shareholders' equity..........................      808,639        997,056
                                                               ----------     ----------
                                                               $4,783,780     $7,096,012
                                                               ----------     ----------
                                                               ----------     ----------

         The accompanying notes are an integral part of the statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                    YEARS ENDED             NINE MONTHS ENDED
                                                    DECEMBER 31,              SEPTEMBER 30,
                                              ------------------------   ------------------------
                                                 1999         2000          2000          2001
                                                 ----         ----          ----          ----
                                                                               (UNAUDITED)
Sales.......................................  $7,556,855   $14,311,835   $10,474,102   $8,350,863
Cost of sales...............................   5,255,303     9,869,566     7,410,063    5,133,687
                                              ----------   -----------   -----------   ----------
Gross profit................................   2,301,552     4,442,269     3,064,039    3,217,176
                                              ----------   -----------   -----------   ----------
Selling, general and administrative.........   1,863,447     3,729,916     2,508,629    2,773,743
                                              ----------   -----------   -----------   ----------
    Operating Income........................     438,105       712,353       555,410      443,433

Interest expense............................     122,340       267,455       149,853      154,113
Nonrecurring IPO costs......................      --           556,740       485,590       --
                                              ----------   -----------   -----------   ----------
    Income (Loss) before income taxes.......     315,765      (111,842)      (80,033)     289,320
Provision (Credit) for income taxes.........     134,909       (51,045)       14,769      116,528
                                              ----------   -----------   -----------   ----------
Net Income (Loss)...........................     180,856       (60,797)      (94,802)     172,792
    Retained earnings -- beginning..........     456,447       637,303       637,303      576,506
                                              ----------   -----------   -----------   ----------
Retained earnings -- end....................  $  637,303   $   576,506   $   542,501   $  749,298
                                              ----------   -----------   -----------   ----------
                                              ----------   -----------   -----------   ----------
Basic and diluted earnings (loss) per common
  share:
    Basic earnings (loss) per common
      share.................................     $.06        $(.02)        $(.03)         $.06
    Weighted average common shares..........   3,000,000     3,000,000     3,000,000    3,000,000
    Diluted earnings (loss) per common
      share.................................     $.06        $(.02)        $(.03)         $.06
    Weighted average diluted shares
      outstanding...........................   3,000,185     3,075,000     3,075,000    3,075,000


         The accompanying notes are an integral part of the statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED            NINE MONTHS ENDED
                                                     DECEMBER 31,             SEPTEMBER 30,
                                                ----------------------   ------------------------
                                                   1999        2000         2000         2001
                                                   ----        ----         ----         ----
                                                                               (UNAUDITED)
Cash flows from operating activities:
    Net income (loss) for the year............  $  180,856   $ (60,797)  $  (94,802)  $   172,792
    Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities:
        Amortization of stock-based
          compensation........................      --          20,833       15,625        15,625
        Depreciation and amortization.........     204,829     190,986      143,000       165,000
        Deferred income taxes.................     (13,882)    (36,309)      (1,309)       46,000
    Changes in operating assets and
      liabilities:
        Accounts receivable...................    (767,732)    (42,719)    (560,005)   (2,143,075)
        Inventory.............................     106,941    (558,977)     (74,222)     (106,422)
        Other assets..........................       9,977      47,153       53,721      (108,203)
        Accounts payable......................     171,807     515,349     (393,622)      458,935
        Accrued taxes and expenses............      78,943     323,178      244,927      (207,963)
        Income taxes payable..................      --         (85,021)     (86,926)      (16,674)
        Deferred interest payable.............    (120,246)     --           --           --
        Other liabilities.....................         (22)     --           --           --
        Customer deposits held................    (129,232)     24,630      (20,768)       19,472
                                                ----------   ---------   ----------   -----------
            Net cash provided by (used in)
              operating activities............    (277,761)    338,306     (774,381)   (1,704,513)
Cash flows from investing activities:
Computer software development costs...........     (93,548)    (91,391)     (67,000)      (65,000)
Purchase of property and equipment and
  leasehold improvements......................     (78,237)   (108,470)     (80,751)     (195,641)
                                                ----------   ---------   ----------   -----------
            Cash used in investing
              activities......................    (171,785)   (199,861)    (147,751)     (260,641)
Cash flows from financing activities
    Proceeds (payments) of bank credit
      lines...................................   1,423,749    (705,742)     384,867     1,813,593
    Proceeds of equipment loan facility.......       6,163      50,755       (4,695)      116,334
    Proceeds of term loan bank................      --         998,400      998,400       --
    Scheduled payments on term loan...........     (29,167)    (27,536)     (10,193)      (22,529)
    Refinancing of term loan..................    (175,000)     --           --           --
    Repayments of bank lines refinanced.......    (522,177)     --           --           --
    Repayment of loans from officers and
      others..................................    (232,577)     --           --           --
    Capitalized lease obligation payments.....     (71,852)    (26,818)     (22,650)      (13,353)
    Equipment loan............................      (6,301)     --           --           --
    Deferred IPO Cost.........................      --          --           --          (174,145)
                                                ----------   ---------   ----------   -----------
            Cash provided by financing
              activities......................     392,838     289,059    1,345,729     1,719,900
                                                ----------   ---------   ----------   -----------
Net cash increase (decrease)..................     (56,708)    427,504      423,597      (245,254)
Cash -- beginning.............................     196,771     140,063      140,063       567,567
                                                ----------   ---------   ----------   -----------
            Cash -- ending....................  $  140,063   $ 567,567   $  563,660   $   322,313
                                                ----------   ---------   ----------   -----------
                                                ----------   ---------   ----------   -----------

         The accompanying notes are an integral part of the statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


1. NATURE OF OPERATIONS



(A) Diversified Security Solutions, Inc., formerly known as InTegCom Corp., was incorporated under the laws of the State of Delaware on November 18, 1999. Also, on November 30, 1999 Diversified Security Solutions, Inc. acquired all the outstanding shares of HBE Acquisition Corp. ('HAC') (T/A Henry Bros. Electronics) Viscom Products, Inc. ('VPI') and HBE Central Management, Inc. ('HCM') Also, VPI owned all the outstanding shares of HBE Communications, Inc., an inactive company at December 31, 1999. Diversified Security Solutions, Inc., and its subsidiaries, are systems integrators providing design, installation and support services for a wide variety of security, communications and control systems. Diversified Security Solutions, Inc. specializes in turnkey systems that integrate many different technologies. Systems are customized to meet the specified needs of the client. Diversified Security Solutions, Inc. markets nationwide with an emphasis on the New York and Dallas metropolitan areas. Customers are primarily Fortune 500 companies and government agencies. HAC owns and operates the systems integration business, providing overall administration for all subsidiaries and holds the related assets. VPI, on the other hand, supervises and controls the manufacturing and assembly of the CCTV equipment and the assets concerned. HCM handles the alarm monitoring which represents less than 1% of the business.


(B) On July 5, 2001, InTegCom Corp. changed its name to Diversified Security Solutions, Inc. (the 'Company').

    The Company's headquarters and manufacturing facility is located in Saddle Brook, New Jersey. A sales and service facility is located near Dallas, Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Consolidated Financial information as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 is unaudited but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments that Diversified Security Solutions considers necessary for a fair presentation of the consolidated financial position at these dates and the consolidated operating results for such periods. All intercompany transitions and balances have been eliminated. Results for the nine months ended September 30, 2001, are not necessarily indicative of the results expected for the full fiscal year ended December 31, 2001.


    Principles of Consolidation -- The Company acquired HBE Acquisition Corp., Viscom Products, Inc. and HBE Central Management, Inc. through an exchange of 3,000,000 shares of common stock after adjustment to reflect the reverse stock split referred to in Note 6. The transaction was accounted for as a transfer between enterprises under common control, and as a result, the assets and liabilities transferred were accounted for at historical cost, in a manner similar to a pooling of interests.


    Sales, net income and changes in stockholders' equity of the separate companies for the periods preceding the 1999 merger were as follows:

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

                                              HBE              VISCOM         HBE CENTRAL
                                        ACQUISTION CORP.   PRODUCTS, INC.   MANAGEMENT, INC.    COMBINED
                                        ----------------   --------------   ----------------    --------
Sales.................................     $6,208,703        $ 994,421          $38,993        $7,242,117
Elimination of intercompany sales.....                        (315,000)*                         (315,000)
                                           ----------        ---------          -------        ----------
    Sales after elimination...........     $6,208,703        $ 679,421          $38,993         6,927,117
                                           ----------        ---------          -------
                                           ----------        ---------          -------
Sales for month of December, 1999.....                                                            629,738
                                                                                               ----------
    Sales for the year ended
      December 31, 1999...............                                                         $7,556,855
                                                                                               ----------
                                                                                               ----------
Net (loss) Income for the eleven
  months ended November 30, 1999......     $  646,095        $(487,396)         $ 7,086        $  165,785
                                           ----------        ---------          -------        ----------
                                           ----------        ---------          -------        ----------
Net income for the month of December,
  1999................................                                                             15,071
                                                                                               ----------
    Net income for the year ended
      December 31, 1999...............                                                         $  180,856
                                                                                               ----------
                                                                                               ----------
Stockholders' equity at December 31,
  1998................................     $  561,611        $ 102,219          $ 3,917        $  667,747
    Net Income for the eleven months
      ended November 30, 1999.........        646,095         (487,396)           7,086           165,785
                                           ----------        ---------          -------        ----------
    Stockholders' equity at
      November 30, 1999...............     $1,207,706        $(385,177)         $11,003           833,532
                                           ----------        ---------          -------
                                           ----------        ---------          -------
Net income for the month of December,
  1999................................                                                             15,071
                                                                                               ----------
Stockholders' equity at December 31,
  1999................................                                                         $  848,603
                                                                                               ----------
                                                                                               ----------

---------

* Intercompany sales were all made from Viscom Products, Inc. to HBE Acquisition Corp. In elimination, the cost of sales of HBE Acquisition Corp. was reduced by the same amount. There were no intercompany profits from these transactions.

    The accompanying consolidated financial statements have been restated to give effect to the combination. All significant transactions and balances have been eliminated in consolidation.

    Because the various companies included in this consolidation were under common control throughout the reporting period, there were no differences in accounting practices or differences in fiscal year ends.

    Income Recognition -- Sales revenues from systems installations are generally recognized on the completed-contract method, in which revenue is recognized when the contract is substantially complete. Most contracts are completed in less than a year. The completed method applies to those contracts completed within the fiscal year. Contracts that are expected to be completed in more than a year are accounted for on the percentage of completion method. This method recognizes revenue on a proportional basis as work on the contract progresses. Mobilization charges are accounted for as a direct contract cost and included in the estimated cost to complete for determination of revenue recognition on the percentage of completion method. The excess of costs and estimated earnings over billings, and excess of accumulated billings over costs are not presented because management has determined that the amounts are not material.

    Service contracts are billed either monthly or quarterly on the first day of the month covered by the contract. Accordingly, revenue from service contracts is recognized on the straight line method.

    Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and Cash Equivalents -- Cash and cash equivalents includes cash on hand, demand deposits and short term investments with initial maturities of three months or less.

    Inventories -- Inventories are stated at the lower of cost or market. Cost has been determined using the first-in, first-out method.


    Property and Equipment -- Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of five to ten years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Upon retirement or sale, the costs of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expenses as incurred.



    Computer Software Product Cost -- The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 'Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed' ('FAS 86') under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. All costs incurred prior to demonstrating technical feasibility have been charged to cost of sales. To date, costs incurred subsequent to the establishment of technological feasibility were $527,562 at December 31, 2000 and $592,562 at September 30, 2001. These costs are capitalized and amortized over the estimated product life using the straight line method. Included in operations is amortization expense of $60,292 and $99,144, for the years ended December 31, 1999 and 2000, respectively. For each of the nine months ended September 30, 2000 and 2001, the amortization expense was $75,000. Accumulated amortization amounted to $312,466 and $387,466 at December 31, 2000 and September 30, 2001, respectively.


    Impairment of Long Lived Assets -- In accordance with the provisions of SFAS 121, 'Accounting for the impairment of long -- lived assets and for long-lived assets to be disposed of', the company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized for assets to be held and used when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There have been no impairment losses through September 30, 2001.

    Concentrations of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 2000, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.


    At December 31, 2000 and September 30, 2001, 19% and 9%, respectively, of accounts receivable were due from Federal and local governmental agencies. Also, at December 31, 2000 and September 30, 2001, approximately 63% and 78%, respectively, of accounts receivable were concentrated in customers located in the Dallas, Texas and New York City metropolitan areas.


    Income Taxes -- The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred income

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    Fair Value of Financial Instruments -- The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 2000 and September 30, 2001.


    Advertising Costs -- The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to approximately $15,000 and $25,000 for the years ended December 31, 1999, and 2000 and $19,867, respectively, and $16,886 for the nine months ended September 30, 2000 and 2001 respectively.


    Comprehensive Income -- The Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130), effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying consolidated statements of operations, comprehensive income equals the amounts of net income reported on the accompanying consolidated statements of operations.


    Stock Based Compensation -- Statement of Financial Accounting Standards
No. 123, Accounting for Stock-Based Compensation ('FAS 123'), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company's Common Stock at the date of grant over the amount the employee must pay to acquire the stock. Pro forma disclosure of net income based on the provisions of FAS 123 is discussed in Note 9.



    Research and Development Costs -- Costs of research and development for new products are charged to operations as incurred and amounted to approximately $145,000 and $160,000 for the years ended December 31, 1999 and 2000, respectively, and $136,000 and $134,000 for the nine months ended September 30, 2000 and 2001, respectively.



    Warranty -- The Company offers warranties on all products, including parts and labor, that range from one year to four years depending upon the type of product concerned. For products made by others, the Company passes along the manufacturer's warranty to the end user. The Company charges operations with warranty expenses as incurred. For the years ended December 31, 1999 and 2000 net warranty expense was $58,268 and $64,094, respectively. For the nine months ended September 30, 2000 and 2001 net warranty expense was $46,200 and $45,170, respectively.


    Historical Net Income Per Share -- The Company computes net income per common share in accordance with SFAS No. 128, 'Earnings per Share' and SEC Staff Accounting Bulletin No. 98 ('SAB 98'). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net income per common share is computed by dividing the net income available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Accordingly, the number of weighted average shares outstanding as well as the amount of net income per share are the same for basic and diluted per share calculations for all periods reflected in the accompanying financial statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

    Reclassifications -- Certain reclassifications to the 1999 financial statements have been made to conform to the 2000 presentation.


    Segment Information -- In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 131, 'Disclosure About Segments of an Enterprise and Related Information' ('Statement 131'), effective for financial statements for fiscal years beginning after December 15, 1997. Statement 131 establishes standards for the reporting by public business enterprises of financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued by shareholders. The Company primarily provides installation services for companies in need of closed-circuit television and access control systems that are located throughout the United States and considers all of its operations as one segment because expenses support multiple products and services. Management uses one measurement of profitability and does not separate or segment its business for internal reporting.



    Sales to local government agencies were 40% and 34% of sales for the years ended December 31, 1999 and 2000, respectively, and 28% and 25% for the nine months ended September 30, 2000 and 2001, respectively.



    Recent Accounting Pronouncements -- In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 Business Combinations and Statement No. 142 Goodwill and Other Intangible Assets. These statements are effective July 1, 2001 for business combinations completed on or after that date. These statements become effective for the Company on January 1, 2002 with respect to business combinations completed on or before June 30, 2001. The Company has not completed any business combinations since the statement became effective and, management cannot currently assess what effect the future adoption of these pronouncements will have on the Company's financial statements.



    In addition in June 2001, the FASB issued Statement No. 143 Accounting for Asset Retirement Obligations effective for years beginning after June 15, 2002, and in August 2001 Statement No. 144 Accounting for Impairment or Disposal of Long-Lived Assets effective for years beginning after December 15, 2001. Management has reviewed the conclusions of Statements 143 and 144 in connection with the Company's current business plan and cannot currently assess what effect the future adoption of these pronouncements will have on the Company's financial statements.


3. INVENTORIES

    Inventories at December 31, 2000 and September 30, 2001 consisted of the following:

                                             DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                             -----------------   ------------------
                                                                     (UNAUDITED)
Parts......................................     $  263,049           $  485,242
Work-in Process............................        788,598              655,140
Finished Goods.............................        209,598              227,285
                                                ----------           ----------
                                                $1,261,245           $1,367,667
                                                ----------           ----------

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

4. PROPERTY AND EQUIPMENT

    Property, plant and equipment at December 31, 2000 and September 30, 2001 consisted of the following:


                                             DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                             -----------------   ------------------
                                                                     (UNAUDITED)
Office equipment...........................      $ 139,539           $  164,124
Demo and testing equipment.................        259,834              263,979
Vehicles...................................        260,309              417,593
Computer equipment.........................        307,820              317,447
Leasehold improvements.....................         21,000               21,000
                                                 ---------           ----------
                                                   988,502            1,184,143
Less Accumulated Depreciation..............       (701,100)            (791,100)
                                                 ---------           ----------
                                                 $ 287,402           $  393,043
                                                 ---------           ----------



Depreciation expense amounted to $144,567 and $91,842 for the years ended December 31, 1999 and 2000, respectively, and $68,000 and $90,000 for the nine months ended September 30, 2000 and 2001, respectively.


5. LONG-TERM DEBT


    On September 8, 1999, the Company refinanced its debt with PNC Bank by obtaining several lines of credit from the Hudson United Bank (HUB). Under the terms of the HUB revolving line of credit dated September 8, 1999, the Company may borrow up to $2,250,000 at 1/2% above the bank's prime interest rate through October 1, 2002. The aggregate principal amount of the advances up to $1,500,000 shall not exceed 80% of the face amount of qualified accounts receivable, work-in-process inventory and 50% of inventory on hand.



    Also on September 8, 1999, HUB granted the Company an equipment line of credit in the amount of $250,000, until October 1, 2002. This is not a revolving line. Advances under the line will be converted into monthly installments payable until July 1, 2005. Interest is at the bank's prime rate plus 1/2%.


    HUB also granted the Company a special projects revolving line of credit of $1,500,000 at 1 1/2% of the bank's prime rate through October 1, 2002. Drawings on this line require submission of contract documents and details and approval by a loan officer.

    As of December 31, 2000 these lines are summarized as follows:

                                              AMOUNT OF FACILITY   BALANCE DUE   UNUSED LINE
                                              ------------------   -----------   -----------
Revolving line..............................      $2,250,000       $  718,007    $1,531,993
Equipment line..............................         250,000           56,918       193,082
Special projects line.......................       1,500,000          998,400       501,600
                                                  ----------       ----------    ----------
                                                  $4,000,000       $1,773,325    $2,226,675
                                                  ----------       ----------    ----------

    As of September 30, 2001 the lines are summarized as follows:

                                              AMOUNT OF FACILITY   BALANCE DUE   UNUSED LINE
                                              ------------------   -----------   -----------
                                                               (UNAUDITED)
Revolving line..............................      $2,250,000       $2,250,000    $   --
Equipment line..............................         250,000          173,252        76,748
Special projects line.......................       1,500,000        1,280,000       220,000
                                                  ----------       ----------    ----------
                                                  $4,000,000       $3,703,252    $  296,748
                                                  ----------       ----------    ----------

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


    Substantially all of the Company's assets are pledged as collateral for this loan. Among other provisions, the loan agreement requires the Company to maintain net tangible net worth, as defined, and maintain appropriate insurance coverage on tangible and intangible assets. In addition, the agreement prohibits the Company from, among other things, purchasing or making capital improvements in excess of defined limits in any one year, merging or consolidating with or into any corporation or acquiring more than 5% of the shares of any corporation or substantially all of the assets of any other person, firm or corporation or of selling, assigning, transferring or disposing of any assets without obtaining the bank's consent in writing. As of December 31, 2000 and September 30, 2001, the Company was in compliance with its loan covenants.



                                                             DECEMBER 31, 2000    SEPTEMBER 30, 2001
                                                             -----------------    ------------------
                                                                                      (UNAUDITED)
Long-term debt consisted of the following: Credit facility
  with Hudson United Bank dated September 8, 1999, at 1/2%
  above banks' prime rate. All borrowings under this line
  are due October 1, 2002..................................      $  718,007           $2,250,000
Equipment loan facility with Hudson United Bank dated
  September 8, 1999, at 1/2% above bank's prime rate. All
  borrowings under this line are due July 1, 2005..........          56,918              173,252
HUB Special Projects line at 1 1/2% above bank's prime rate
  until October 1, 2002....................................         998,400            1,280,000
                                                                 ----------           ----------
                                                                  1,773,325            3,703,252
Notes payable, due in monthly installments of $3,264 a
  month, including interest at 10% per annum with final
  payment to be made on December 1, 2003 (see note 12).....         101,149               78,620
Less: current portion......................................         (30,420)             (32,056)
                                                                 ----------           ----------
                                                                 $1,844,054           $3,749,816
                                                                 ----------           ----------
                                                                 ----------           ----------


    Annual maturities over the next five years for long-term debt as of December 31, 2000:

                        YEAR ENDING
                        DECEMBER 31:
                        ------------
  2001......................................................  $   30,420
  2002......................................................   1,759,497
  2003......................................................      56,097
  2004......................................................      18,973
  2005......................................................       9,487

6. COMMITMENTS AND CONTINGENCIES

(A) LEASES


    The Company leases its facilities under leases expiring through 2006. The Company also leases certain equipment under capital leases expiring through 2002. The future minimum rental payments under noncancelable leases and equipment loans as of December 31, 2000 were as follows:

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

                                                           OPERATING   CAPITAL
                                                           ---------   -------
2001.....................................................  $139,700    $20,186
2002.....................................................   139,700     12,385
2003.....................................................   139,700
2004.....................................................   101,842
2005.....................................................    98,400
Thereafter...............................................    49,200
                                                           --------    -------
    Total................................................  $668,542    $32,571
                                                           --------    -------
                                                           --------    -------
Interest expense.........................................                6,328
                                                                       -------
Net present value of future payments.....................               26,243
Current portion of capital lease obligations.............               16,126
                                                                       -------
                                                                       $10,117
                                                                       -------
                                                                       -------


    Rent expense under operating leases was approximately $140,000 and $143,000 for the years ended December 31, 1999 and 2000, respectively and $81,880 and $105,708 for the nine months ended September 30, 2000 and 2001, respectively.


(B) EMPLOYMENT AGREEMENTS


    In December 1999, the Company entered into five-year employment agreements with three of its officers. The employment agreements provide for minimum aggregate annual compensation of $380,000 for the years 2000 through 2004, as well as unspecified annual bonuses. The compensation under the contracts increases 10% per year in each of the third, fourth and fifth years. Also, there is a one-year non-competition covenant that commences after termination of employment.



(C) SHARE OFFERING AND REVERSE STOCK SPLIT



    In December 1999, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission, which was amended on July 10, 2001, to permit the Company to offer 1,500,000 shares of common stock (the 'offering').



    In connection with the proposed offering the Company authorized a three-for-four reverse stock split which became effective August 30, 2001. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split.


7. INCOME TAXES


    Income taxes for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 include the following components:

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


                                                                         NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                         --------------------------   -----------------------
                                             1999          2000          2000         2001
                                             ----          ----          ----         ----
                                                                            (UNAUDITED)
Federal
    Current............................    $ 96,070      $(53,683)     $(20,169)    $ 81,321
    Deferred...........................      16,205       (24,838)         (982)      34,500
    Net operating loss utilized........      --            --            --          (38,000)
State
    Current............................      24,957        38,947        36,247       27,207
    Deferred...........................      (2,323)      (11,471)         (327)      11,500
                                           --------      --------      --------     --------
                                           $134,909      $(51,045)     $ 14,769     $116,528
                                           --------      --------      --------     --------
                                           --------      --------      --------     --------


    The components of the deferred tax asset (liability) as of December 31, 2000 and September 30, 2001 (unaudited) are as follows:

                                                      DECEMBER 31, 2000      SEPTEMBER 30, 2001
                                                      -----------------      ------------------
                                                                                 (UNAUDITED)
Total deferred tax assets:
    Allowance for uncollectible accounts...........       $  26,200               $  32,000
    Accrued absences...............................          22,400                  22,000
    Accrued warranty...............................          28,400                  29,000
    Net operating loss carryforward................          76,000               --
                                                          ---------               ---------
Net Deferred Tax Assets............................       $ 153,000               $  83,000
                                                          ---------               ---------
                                                          ---------               ---------
Deferred tax liability (non-current)
  Capitalized software development.................       $ (96,000)              $ (83,000)
    Fixed assets...................................         (34,000)                (23,000)
                                                          ---------               ---------
    Net Deferred Tax Liability.....................       $(130,000)              $(106,000)
                                                          ---------               ---------
                                                          ---------               ---------

    The reconciliation of estimated income taxes attributed to operations at the United States statutory tax rate to reported provision for income taxes is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                                 ----          ----
Provision (credit) for taxes computed using statutory
  rate......................................................   $107,400      $(38,000)
State taxes (credit), net of Federal benefit (tax)..........     19,000        (7,000)
Depreciation and amortization...............................     14,275         4,000
Other.......................................................     (5,766)      (10,045)
                                                               --------      --------
    Provision (credit) for Income Taxes.....................   $134,909      $(51,045)
                                                               --------      --------
                                                               --------      --------

8. DEFERRED OFFERING COSTS


    In connection with a proposed IPO, the Company has recorded $174,145 at September 30, 2001 of deferred offering costs. (See note 6(c) and 14.)


9. INCENTIVE STOCK OPTION PLAN

    On December 23, 1999, the directors and shareholders approved the adoption of an Incentive Stock Option Plan (the 'Plan'). Under the Plan, options to purchase a maximum of 500,000 shares of its common stock may be granted to officers and other key employees of the Company.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

    The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of the Company's shares at the date the option is granted. However, options granted to persons owning more than 10% of the voting shares will have a term not in excess of five years, and the option price will not be less than 110% of fair market value. Options granted to an optionee will usually vest 33 1/3% of each full year beginning on the first anniversary of the options grant subject to the discretion of the Compensation Committee of the Board of Directors.

    The plan will terminate at December 23, 2009 or on such earlier date as the board of directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, which ever occurs first.


    As of December 23, 1999, options to acquire an aggregate of 75,000 shares of common stock, all at an exercise price of $5.625, had been granted under the Plan to key employees of the Company. None have been granted to Messrs. Henry, Witcosky and Massad, the three top executive officers. An optionee may exercise these options only if and to the extent that these options are vested at that time. At December 31, 1999, deferred compensation cost was recorded in the amount of $62,500, being the difference between the expected public offering price of $6.25 a share (see Note 6(c)) and $5.625, which was the expected exercise price, or $0.625 per share times the number of options granted. This deferred compensation cost is being amortized over three years, the period of vesting. During the year 2000, amortization of $20,833 was charged against income. During the nine months ended September 30, 2001, amortization of $15,625 was charged against income.


    Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant. The following weighted average assumptions were used for grants under the Plan in 1999 to allow for the computation of pro forma results of operations: volatility of 0%, dividend yield of 0%, risk-free interest rate of 6% and expected lives of 3 years. The fair value of the options granted during 1999 was $1.55 with an estimated exercise price of $6.25.

    If compensation cost for stock option grants had been determined based on the fair value on the grant dates for the year ended December 31, 1999 consistent with the method prescribed by SFAS No. 123, there would be no effect on net income. However, deferred compensation would have been $155,160. Had deferred compensation cost for the stock option plan been determined based on the fair value at the grant date for the awards made in 1999, consistent with the provisions of SFAS No. 123, the Company's net earnings per share in the year 2000 would have been reduced to the proforma amounts indicated below:

                                                      2000
                                                      ----
Net income
    As reported...................................  $(60,797)
    Proforma......................................   (91,684)

Earnings per share
    As reported
        Basic.....................................      (.02)
        Diluted...................................      (.02)

    Proforma
        Basic.....................................      (.03)
        Diluted...................................      (.03)

10. EMPLOYEE BENEFIT PLAN


    As of October 1, 1999, the Company began a 'Simple IRA' plan for all eligible employees wishing to contribute. An eligible employee is one that has $1,000 or more in compensation. The Company will match the employees contribution up to 2% of salary to a maximum of $6,000. The employee's

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


contribution cannot exceed $6,000 in any one year. Diversified Security Solutions, Inc.'s contributions were none in 1999 and $35,570 in 2000 and $24,863 and $31,766 for the nine months ended September 30, 2000 and 2001, respectively.


11. RELATED PARTY TRANSACTIONS


    As of January 1, 1999, officers, shareholders and other related parties were owed $232,577 by the Company, plus accrued interest of $150,246. During December, 1999 these loans plus accrued interest were repaid from the proceeds of the HUB bank line. (See Note 5) Interest had been charged to income at the rate of 10% per annum. In the year ended December 31, 1999, operations were charged with interest in the amount of $22,800.



    In the early 1990's, Messrs. Henry and Witcosky and HAC orally agreed with a former joint venturer to repay his $50,000 loan to HAC, plus accrued interest of $35,000 and net repayments for product purchases in order to extinguish any equity claims that such party might have against HAC. HAC's position was that the joint venturer was not entitled to any equity. The settlement agreement was memorialized in writing in December, 1999. Under this arrangement, two promissory notes were issued to that party totaling $128,685 at 10% interest due on December 1, 2003. (See Note 5). Payments of these notes were guaranteed by Mr. Henry and Mr. Witcosky. In addition Mr. Witcosky paid the joint venturer $40,000 to extinguish any equity claim despite the fact no shares were issued, paid for or demanded.



    On December 30, 1999, the two shareholders, Messrs. Henry and Witcosky each sold 60,000 shares of their Diversified Security Solutions, Inc. common stock for a total of 120,000 shares to Mr. Massad, an employee of the Company, for an aggregate of $24,000.



    On or about the same date, Messrs. Henry and Witcosky each also transferred 15,000 of their Diversified Security Solutions, Inc. shares, totaling 30,000 shares to, John, Ray and Hartford Henry, Mr. Henry's father and uncles, as partial settlement of the debt owed to them.


    Under a bank loan agreement between Diversified Security Solutions, Inc. and Hudson United Bank dated September 1, 1999, Mr. Henry and Mr. Witcosky have personally guaranteed up to $2,250,000 of Diversified Security Solutions, Inc.'s potential indebtedness to the bank, plus accrued interest.

12. STOCKHOLDERS' EQUITY

    Common Stock -- Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Apart from preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably, the net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

    Common Stock, additional Paid-In Capital and Deferred Compensation from 1999 to September 30, 2001 had changes as follows:


                                         COMMON STOCK     COMMON STOCK     ADDITIONAL        DEFERRED
                                       NUMBER OF SHARES      AMOUNT      PAID-IN CAPITAL   COMPENSATION
                                       ----------------      ------      ---------------   ------------
Balance January 1, 1999..............      4,000,000        $ 40,000        $171,300           --
Deferred stock-based compensation....                                         62,500         $(62,500)
                                          ----------        --------        --------         --------
Balance December 31, 1999 (A)........      4,000,000          40,000         233,800          (62,500)
Reverse stock split (Note 6(c))
  (B)................................     (1,000,000)        (10,000)         10,000           --
Amortization of deferred
  compensation.......................       --                --             --                20,833
                                          ----------        --------        --------         --------
Balance December 31, 2000............      3,000,000          30,000         243,800          (41,667)
                                          ----------        --------        --------         --------
Amortization of deferred
  compensation.......................       --                --             --                15,625
                                          ----------        --------        --------         --------
Balance September 30, 2001...........      3,000,000        $ 30,000        $243,800         $(26,042)
                                          ----------        --------        --------         --------
                                          ----------        --------        --------         --------


---------


 (A) Before recording the effect of the 3 for 4 reverse stock split.



 (B) The reverse stock split was recorded as if the transaction took place at the beginning of the year 2000.


13. SUPPLEMENTAL CASH FLOW DISCLOSURE

                                               YEARS ENDED
                                              DECEMBER 31,        NINE MONTHS ENDED SEPTEMBER 30,
                                           -------------------   ----------------------------------
                                             1999       2000          2000               2001
                                             ----       ----          ----               ----
                                                                            (UNAUDITED)
Cash paid for:
    Taxes................................  $132,200   $ 80,562      $ 61,359           $158,088
    Interest.............................  $269,148   $263,572      $149,853           $154,113

    During 1999, the Company had the following non-cash transactions:

Deferred compensation which increased additional paid-in
  capital...................................................  $ 62,500
Fixed assets that were fully depreciated were written off
  against accumulated depreciation..........................    19,399
A promissory note was issued in exchange for the following:
    Loan payable............................................    50,000
    Accrued interest........................................    35,000
    Joint venture liquidating damages.......................    43,685
                                                              --------
                                                              $128,685
                                                              --------
                                                              --------

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

14. RESTATEMENT OF FINANCIAL STATEMENTS

    The accompanying financial statements for the year ended December 31, 2000 have been restated by charging to operations previously deferred charges for a postponed public offering. The effect of the restatement is to decrease net income for 2000 by $307,858 ($0.08) per share, net of income tax credit of $248,882.

Income (loss) before income taxes
    As previously reported..................................  $ 444,898
    As restated.............................................   (111,842)

Provision (credit) for income taxes
    As previously reported..................................    197,837
    As restated.............................................    (51,045)

Net income (loss)
    As previously reported..................................    247,061
    As restated.............................................    (60,797)

Earnings (loss) per share
    As previously reported..................................  $    0.06
    As restated.............................................      (0.02)

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                [COLOR ARTWORK]

    We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus.



                                1,500,000 SHARES

                      DIVERSIFIED SECURITY SOLUTIONS, INC.

                                  COMMON STOCK

                           GUNNALLEN FINANCIAL, INC.

                                           , 2001



    You should rely only on the information contained in this document or to those which we have referred you. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell these securities. The information in this document may not be accurate after the date on its cover.



    Until   , 2001, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    As permitted by Section 145 of the Delaware General Corporation Law, Diversified Security Solutions, Inc.'s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to Diversified Security Solutions, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, (B) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law, or (D) for any transaction which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of Diversified Security Solutions, Inc. provide that the Registrant shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and Diversified Security Solutions, Inc. is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange filing fees.


                                                               AMOUNT
                                                               ------
Listing fee.................................................  $ 30,000
Blue sky fees and expenses (including legal fees)...........  $ 31,000
Transfer agent fees.........................................  $  5,000
Printing....................................................  $ 55,700
Legal fees and expenses.....................................  $150,000
Accounting fees and expenses................................  $ 45,000
Miscellaneous...............................................  $  9,100
Underwriter's non-accountable expense allowance.............  $292,500
                                                              --------
    Total...................................................  $618,300
                                                              --------
                                                              --------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


    On November 30, 1999, Registrant issued an aggregate of 3,000,000 shares of its common stock, par value $.01 per share, to James E. Henry and Irvin F. Witcosky in exchange for all their shareholdings in HBE Acquisition Corp. (1,000 shares), HBE Central Management, Inc. (100 shares), and Viscom Products, Inc. (1,010 shares), which are now wholly-owned subsidiaries of Registrant. This transaction was done in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

    The following is a list of exhibits filed as part of this Registration
Statement:


EXHIBIT                                                                    METHOD
NUMBER                     DESCRIPTION OF DOCUMENT                       OF FILING
------                     -----------------------                       ---------
    1.1  -- Underwriting Agreement...................................        *
    1.2  -- Selected Dealer Agreement................................        *
    1.5  -- Form of Representative's Warrants to purchase Shares.....        *
    3.1  -- Certificate of Incorporation of Registrant...............        *
    3.2  -- By-laws of the Registrant................................        *
    3.3  -- Certificate of Amendment of the Certificate of
            Incorporation of Registrant, filed on July 5, 2001.......        *
    3.4  -- Certificate of Amendment of the Certificate of
            Incorporation of Registrant, filed on August 28, 2001....        *
    4.1  -- Specimen Common Stock Certificate of Registrant..........  Filed herewith
    5.1  -- Opinion of Milberg Weiss Bershad Hynes & Lerach LLP......        *
   10.1  -- Employment Agreement between Registrant and James E.
            Henry....................................................        *
   10.2  -- Employment Agreement between Registrant and Irvin F.
            Witcosky.................................................        *
   10.3  -- Employment Agreement between Registrant and Louis
            Massad...................................................        *
   10.4  -- 1999 Incentive Stock Option Plan and form of Stock Option
            Agreement................................................        *
   10.5  -- Amendment to Employment Agreement between Registrant and
            James E. Henry...........................................        *
   10.6  -- Original Office Lease and Amendments between Registrant
            and Midland Holding Co., Inc. (Saddle Brook, NJ).........        *
 10.6.1  -- Amendment to Employment Agreement between Registrant and
            Irvin F. Witcosky........................................        *
   10.7  -- Office Lease between Registrant and Eagle-DFW, Inc.
            (Grand Prairie, Texas)...................................        *
 10.7.1  -- Amendment to Employment Agreement between Registrant and
            Louis Massad.............................................        *
   10.8  -- Sales Agreement between Registrant and Mavix, Ltd........        *
   10.9  -- Authorized Reseller Agreement between Registrant and
            Lenel Systems International, Inc.........................        *
  10.11  -- Form of OEM Agreement between Registrant and Sungjin C&C,
            Ltd......................................................        *
  10.12  -- NYC Transit Agreement....................................        *
   16.1  -- Change of Accountants' Letter............................        *
   23.1  -- Consent of Independent Certified Public Accountants......  Filed herewith
   23.3  -- Consent of Milberg Weiss Bershad Hynes & Lerach LLP
            included in its opinion filed as Exhibit 5.1)


---------

* Previously Filed

ITEM 28. UNDERTAKINGS

    Registrant hereby undertakes:

    (A) That it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (A) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

        (C) Include any additional or changed material information on the plan of distribution.

    (B) That for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offer.

    (C) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    (D) To provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (E) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(H) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (F) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (G) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, in the Town of Saddle Brook, New Jersey on November 13, 2001.


                                          DIVERSIFIED SECURITY SOLUTIONS, INC.

                                          By:         /s/ JAMES E. HENRY
                                              ..................................
                                                       JAMES E. HENRY
                                                          PRESIDENT


    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.



                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
            /s/ JAMES E. HENRY              President, Chief Executive Officer    November 13, 2001
 .........................................    and Director
             (JAMES E. HENRY)

          /s/ IRVIN F. WITCOSKY             Executive Vice President, Secretary   November 13, 2001
 .........................................    and Director
           (IRVIN F. WITCOSKY)

             /s/ LOUIS MASSAD               Vice President, Treasurer, Chief      November 13, 2001
 .........................................    Financial Officer and Director
              (LOUIS MASSAD)

           /s/ LEROY KIRCHNER*              Director                              November 13, 2001
 .........................................
             (LEROY KIRCHNER)

           /s/ ROBERT S. BENOU              Director                              November 13, 2001
 .........................................
            (ROBERT S. BENOU)

      *By:     /s/ IRVIN F. WITCOSKY
 .........................................
            IRVIN F. WITCOSKY
             ATTORNEY-IN-FACT